UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Under §240.14a-12

CRYOPORT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2026 Proxy Statement

CHAIR LETTER	Dear Fellow Stockholders,

2025 was a year of strong progress for Cryoport. We advanced our mission of supporting life and health by delivering reliable, comprehensive temperature-controlled supply chain solutions for the life sciences. Through continued innovation, investment in advanced technologies, expansion of our global supply chain network, and the dedication of our highly skilled team, we broadened our service offerings, introduced new products, expanded our geographic footprint, and onboarded new clients – all while moving our company further along our “pathway to profitability.”

Financial Performance
We delivered full-year revenue of $176.2 million, exceeding the high end of our guidance and marking 12% year-over-year growth, reflecting continued momentum across our core markets.

Growth was largely fueled by both clinical and commercial Cell & Gene Therapy (CGT) activity. Commercial CGT revenue increased 29% year-over-year to a record $33.4 million and clinical trial revenue grew 14% to $47.1 million. These results reflect the acceleration of CGT patients being treated on a global basis and the life sciences industry’s reliance on Cryoport’s capabilities.

At the end of the year Cryoport supported a record 760 clinical trials and 20 commercial therapies globally, representing approximately 70% of all CGT - industry clinical trials.

Life Sciences Services
Our Life Sciences Services business continued to expand in 2025, and represented approximately 55% of total revenue, compared to approximately 52% in 2024. Our Life Sciences Services revenue was $96.5 million, up 18% year-over-year. It included BioStorage/BioServices revenue of $18.4 million as clients increasingly turned to Cryoport for integrated, end-to-end support. We believe our leadership position across both clinical and commercial CGT programs, and the breadth of the CGT development pipeline we support, provide a substantial foundation for sustained long-term growth as we move forward.

We also increased our investments the Life Sciences Services segment by strategically investing to support the traction that we are seeing across our broad portfolio of CGT clients. These targeted investments include the launch of our Global Supply Chain Center in Paris, France, the continued buildout of our Global Supply Chain Center in Santa Ana, California (consolidating three existing facilities), and the expansion of our BioServices operation on our campus near Liege, Belgium.

Cryoport Inc	2026 Proxy Statement

Life Sciences Products
Our Life Sciences Products business grew revenue by 7% during 2025, ending the year at $79.7 million. MVE Biological Solutions (MVE) makes up most of this revenue and continues to play a leading role in the cryogenic systems market globally. In addition to supporting our Services businesses, with its focus on innovation, MVE continues to further enhance its position as the global leader in the production of high-quality cryogenic systems.

Partnerships and Collaborations
In 2025, we formed a strategic partnership with the DHL Group, which included DHL’s acquisition of CRYOPDP. This strategic partnership will support DHL’s 2030 strategy in healthcare and, over time, we believe it will enhance our positioning in the APAC and EMEA regions and strengthen our competitive industry profile. In addition, as part of our continuing strategic initiative to embed our market leading solutions into the CGT ecosystem and improve our growth trajectory, we expanded our global partnerships by entering into strategic collaborations with Cardinal Health and Parexel.

Innovation
In 2025, we undertook another transformative step by establishing our Enterprise Technology Group (“ETG”). ETG is designed to transform Cryoport into a stronger technology powered life sciences platform by embedding advanced digital capabilities across all our global temperature-controlled supply chain services and products. In the future, rather than operating as a series of discrete services, ETG will enable Cryoport to deliver integrated, end to end supply chain management solutions that connect data, operations, and decision making across every touchpoint.

ETG’s mission is to lower operational costs, improve efficiency, and unlock new products, services, and provide data driven insights for our customers by automating processes and improving visibility. This approach enhances reliability, reduces risk, and helps simplify supply chain complexity for clients operating in the highly regulated, temperature-controlled environments within the life sciences.

By leveraging generative artificial intelligence (“AI”), advanced analytics, and other emerging technologies, ETG will enable Cryoport to scale faster, differentiate more effectively, and build the future of intelligent temperature-controlled supply chain management for the life sciences.

Outlook for 2026: Positioned for Another Year of Growth
We believe we enter 2026 with a strong balance sheet and a clear pathway to future profitability. We are currently forecasting 2026 revenue of $190 million to $194 million. Additionally, as of December 31, 2025 and based on internal and external data, we are anticipating nine (9) new therapy approvals, two (2) additional approvals for label or geographic expansion, and thirteen (13) BLA/MAA filings in 2026. This growing pipeline, paired with our expanding global supply chain center network and operational investments, support a highly encouraging outlook.

Closing Thoughts
I am proud of the tireless efforts of the entire Cryoport team of employees as each day each of them strives to improve the conditions of lives for many thousands of patients around the world through our efforts to: help cure conditions that threaten life; support the sustaining of life through protein production from animal husbandry; and assist in helping create life for those needing medical assistance through our unparalleled support of reproductive medicine.

I want to extend my deepest gratitude to our employees, clients, and long-term shareholders for their unwavering support and dedication. The fulfillment of our vision is important as it is to the benefit of mankind. Together, we are making a meaningful impact on the development of the Cell & Gene Therapy industry and the broader evolution of the Life Sciences industry. Daily, we are helping improve the health of lives around the world.

Sincerely yours,
/s/Jerrell Shelton
Jerrell Shelton Chairman, President and CEO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 5, 2026	Dear Fellow Stockholders:

We cordially invite you to virtually attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Cryoport, Inc., a Nevada corporation (the “Company”), which will be held on Friday, June 5, 2026, at 10:00 a.m. CDT. The Annual Meeting will be hosted online. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CYRX2026. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person.

The Annual Meeting will be held for the following purposes:

1.	To elect six directors;
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2026;
3.	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our proxy statement for the Annual Meeting;
4.	To approve an amendment to the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan to, among other things, increase the number of authorized shares under the plan; and
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Monday, April 6, 2026 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting, or any adjournments thereof.

On or about April 22, 2026, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of our common stock and holders of our Series C Convertible Preferred Stock as of the record date instead of a printed copy of the proxy materials. The Notice provides instructions on how to access our proxy materials on the Internet and how to obtain printed copies. We urge you to read the information contained in the proxy materials carefully.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2026.

The proxy statement for the Annual Meeting and accompanying Annual Report on Form 10-K for the year ended December 31, 2025 are available via the Internet at www.proxyvote.com.

Whether or not you plan to virtually attend the Annual Meeting, it is important that your shares be represented and voted. You may vote before the meeting by Internet, by phone, or by mail by following the instructions on the Notice.

You may also vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CYRX2026 and entering the 16-digit control number included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Sincerely,

/s/Jerrell Shelton

Jerrell Shelton Chairman, President and CEO

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, BY TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING.

1	General Information
2	Company Overview
6	Stockholder Engagement
7	Frequently Asked Questions
14	Forward-Looking Statements
16	Proposal 1 Election of Directors
24	Corporate Governance and Board Matters
30	Ownership of Securities
33	Proposal 2 To ratify the appointment of Deloitte & Touche LLP
34	Independent Registered Public Accounting Firm Fees
36	Audit Committee Report
37	Proposal 3 To approve, on an advisory basis, the compensation of the named executive officers
38	Proposal 4 To approve, on an advisory basis, the preferred frequency of future advisory votes on the compensation of the named executive officers
49	Compensation Discussion and Analysis
64	Compensation Committee Report
65	Executive Compensation
81	Director Compensation
83	Equity Compensation Plan Information
84	Certain Relationships and Related Transactions
86	Delinquent Section 16(a) Reports
87	Stockholder Proposals for Next Annual Meeting
88	Other Matters

Cryoport Inc	i	2026 Proxy Statement

General Information

INTRODUCTION
Cryoport, Inc., a Nevada corporation (referred to as “we,” “us,” “our,” “Company” or “Cryoport”), is furnishing this proxy statement (this “Proxy Statement”) to you in connection with the Company’s solicitation of proxies on behalf of the board of directors (the “Board” or “Board of Directors”) of the Company with respect to the 2026 Annual Meeting of Stockholders of the Company and any adjournment thereof (the “Annual Meeting”) to be held as a virtual meeting via live webcast on the Internet on Friday, June 5, 2026, at 10:00 a.m. CDT. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person.

On or about April 22, 2026, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to the record holders of our common stock, par value $0.001 per share, and the record holders of our Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”). This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) are available at www.proxyvote.com.

Throughout this Proxy Statement, holders of our common stock and our Series C Preferred Stock are referred to collectively as “stockholders.” Holders of our common stock and our Series C Preferred Stock will vote together as a single class on all matters at the Annual Meeting.

Cryoport Inc	1	2026 Proxy Statement

Company Overview

OUR COMPANY
Cryoport, Inc. (Nasdaq: CYRX) is a leading global provider of integrated, temperature-controlled supply chain solutions for the life sciences, with an emphasis on regenerative medicine. We support biopharmaceutical companies, contract manufacturers (CDMOs), contract research organizations (CROs), developers, and researchers with a comprehensive suite of services and products designed to minimize risk and maximize reliability across the temperature-controlled supply chain for the life sciences. Our integrated supply chain platform includes the Cryoportal® Logistics Management Platform, Smart Pak® Condition Monitoring, advanced temperature-controlled packaging, informatics, specialized biologistics, biostorage, bioservices, cryopreservation services, and cryogenic systems, which in varying combinations deliver end-to-end solutions that meet the rigorous demands of the life sciences. With innovation, regulatory compliance, and agility at our core, we are “Enabling the Future of Medicine™.”

Headquartered in Nashville, Tennessee, our company maintains a strong global presence with operations across the Americas, EMEA, and APAC.

OUR MISSION
Cryoport’s mission is to support life and health by providing reliable and comprehensive temperature-controlled supply chain solutions for the life sciences through our advanced technologies and dedicated personnel.

Cryoport strives to develop mutually rewarding relationships with its employees, clients, partners, and suppliers and to conduct its business to the highest ethical and professional standards.

Cryoport Inc	2	2026 Proxy Statement

OUR GOALS
Our goals are:

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Create superior long-term stockholder value.

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Continuous revenue growth in our core markets: biopharma, reproductive medicine and animal health markets.

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Global growth through organic performance and acquisitions.

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Continually increase in market share by providing our clients with advanced temperature-controlled supply chain solutions in keeping with the advances in our clients’ science.

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Achieve gross margin and operating margin commensurate with the value provided to clients.

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Continually add supply chain services to enhance the desirability and differentiation of Cryoport’s solutions.

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Develop new competencies, services and alliances, consistent with client demand, to better serve our market.

OUR CORE VALUES
Passion. We are driven to advance our supply chain solutions for the Life Sciences industry—we never lose sight of the value we bring to science. Our enthusiasm and dedication fosters strong, long-lasting partnerships with our clients.

Integrity. We operate with honesty, truthfulness, and transparency in accordance with the highest ethical and corporate governance standards. We strive to develop mutually rewarding relationships with our employees, partners, and suppliers. Mutual respect, integrity, and trust are our foundation.

Teamwork. None of us is as smart as all of us—we believe all ideas and outcomes are improved through collaboration. We challenge conventional thinking and insist on rigorous problem solving, resulting in superior solutions. We encourage harmonious collaboration among our employees across the entirety of our operations.

Value Creation. We strive to build value for our stakeholders through our client-centric focus. We exceed competitive benchmarks, and we provide the highest level of performance with the goal of achieving consistent growth in revenue and profitability.

Cryoport Inc	3	2026 Proxy Statement

OUR SUSTAINABILITY STRATEGY
We developed our Sustainability Strategy to establish focus and a consistent approach to sustainability across our company. Our Sustainability Strategy is grounded in our mission and is built on four pillars—delivering sustainable operations, supporting our people, innovating responsibly, and governing ethically.

PILLAR	FOCUS AREAS
Delivering Sustainable Operations	• Greenhouse Gas Emissions • Resource Efficiency
Supporting Our People	• Diversity, Equity & Inclusion • Employee Health & Safety
Innovating Responsibly	• Product & Service Quality • Product Lifecycle Management & Innovation
Governing Ethically	• Business Ethics • Supplier Management • Data Privacy & Security

OUR 2025 PERFORMANCE
2025 marked a year of meaningful progress toward our long-term goals. We advanced our capabilities through product innovation and global expansion, while focused on delivering long-term value to our clients and stockholders.

Key accomplishments for the fiscal year ended December 31, 2025, included:

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Increased total revenue by $19.4 million, or 12.4%, to $176.2 million

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Increased revenue from the support of commercial cell and gene therapies by $7.4 million, or 28.6%, to $33.4 million, supporting 20 commercial cell and gene therapies as of December 31, 2025

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Supporting 760 clinical trials, of which 86 were in Phase III as of December 31, 2025

•
Established strategic relationship with DHL Group, which included divestiture of our CRYOPDP specialty courier business

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Established the Enterprise Technology Group (ETG) to drive digital initiatives, integrated software, technology, and AI implementations across the Company

•
Launched the Cryoport Express Cryogenic HV3 Shipping System, enhancing payload protection, optimizing storage efficiency and expanded usability

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First organization globally to be certified to ISO 21973:2020 Biotechnology - transportation of cells for therapeutic use certification

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Globally Certified all locations to ISO 9001:2015 standard

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Opened Global Supply Chain Center in Paris, France with BioLogistics services in November 2025; with BioServices operations expected to commence in the fourth quarter of 2026

Cryoport Inc	4	2026 Proxy Statement

•
Continued global industry recognition of Cryoport’s leadership in delivering innovative solutions that support the safe, efficient, and effective delivery of CGT worldwide:

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Best Cell & Gene Therapy Supplier – Cell Processing Systems at the Asia-Pacific Cell & Gene Therapy Excellence Awards (APCGTEA) 2025, voted by professionals across the CGT community

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Supply Chain Excellence Award at the 2025 CPHI Pharma Awards, recognizing leadership and innovation in pharmaceutical supply chain management

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Simon Ellison Supply Chain Innovation Award at the Advanced Therapies Awards 2025, honoring exceptional contributions to advancing supply chain solutions for advanced therapies

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BioTech Breakthrough Award – “BioServices Innovation of the Year” for the Safepak® Soft System 1800, highlighting innovation in bioservices packaging and protection technologies

•
Launched MVE’s integrated Condition Monitoring Services powered by Tec4med and the MVECloud™, a secure web- and mobile-based platform

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Launched MVE’s next generation dry vapor shippers

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Expanded MVE’s manufacturing line in Chengdu, China to support cryogenic freezer manufacturing with production expected to commence during the first quarter of 2026

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MVE’s three global manufacturing facilities are the first cryogenic systems manufacturing facilities to be registered with the FDA; all applicable MVE-manufactured cryogenic freezers and dewars are listed with the FDA

•
Developed a strategic collaboration with Moffitt Cancer Center, Tampa, Florida; awarded exclusive BioStorage services rights

As we look ahead, we remain committed to driving growth through innovation, operational excellence, and a steadfast focus on our mission. We believe Cryoport is well-positioned to deliver value to all stakeholders.

Cryoport Inc	5	2026 Proxy Statement

Stockholder Engagement

We believe stockholder engagement helps further align Cryoport’s interest with the best interest of its stockholders. During 2025, we contacted stockholders representing approximately 60% of our outstanding shares as of December 31, 2025 and met with stockholders representing approximately 50% of our outstanding shares. These meetings and conversations provided valuable information to our management leadership team and Board of Directors.

Cryoport Inc	6	2026 Proxy Statement

Frequently Asked Questions

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?	The purpose of the Annual Meeting is to vote on the following matters:

	1.	To elect six directors;
	2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2026;
	3.	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement;
4.
To approve an amendment to the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan (as amended to date, the “2018 Plan”) to, among other things, increase the number of authorized shares under the plan, referred to herein as the “Fourth Amendment”; and

	5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

WHY AM I BEING PROVIDED WITH THESE MATERIALS?
Owners of record of the Company’s common stock and the Series C Preferred Stock as of the close of business on April 6, 2026 (the “Record Date”) are entitled to vote in connection with the Annual Meeting. As a stockholder, you are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement describes the proposals presented for stockholder action at our Annual Meeting and includes information required to be disclosed to stockholders.

WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials, including this Proxy Statement, the 2025 Annual Report and the proxy card, over the Internet instead of a printed copy of the proxy materials. Accordingly, on or about April 22, 2026, we began mailing the Notice to stockholders of record as of the Record Date. The Notice contains instructions on how stockholders will be able to access our proxy materials on the Internet or request to receive, at no cost, a printed or electronic copy of our proxy materials and indicate such delivery preference for future proxy solicitations. We believe this electronic process will expedite your receipt of our proxy materials and reduce the cost and environmental impact of the Annual Meeting.

Cryoport Inc	7	2026 Proxy Statement

WHAT WILL I NEED IN ORDER TO ATTEND THE ANNUAL MEETING?
You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of the Record Date, or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CYRX2026 and using your 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials, to enter the meeting. If you are a beneficial owner, you will need to follow the voting instructions provided to you by the organization holding your account (for instance, your brokerage firm). To request documents or if you have any questions about voting, you will need to contact your broker. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

WHO PAYS THE COST OF PROXY SOLICITATION?
Our Board is soliciting the proxies for the Annual Meeting and we will bear the cost of this solicitation. Proxies may be solicited in person or by mail, telephone, or electronic transmission on our behalf by our directors, officers or employees. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies. We will request that banks, brokerage houses, nominees and other fiduciaries nominally holding shares of our common stock forward the proxy soliciting materials to the beneficial owners of such common stock and obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to the beneficial owners. We have engaged Laurel Hill Advisory Group, LLC to solicit proxies on our behalf. We have agreed to pay $10,000, plus reasonable and approved out-of-pocket expenses for their services.

WHO CAN VOTE IN CONNECTION WITH THE ANNUAL MEETING?	You may vote if you owned shares of (i) the Company’s common stock or (ii) the Series C Preferred Stock, as of the close of business on the Record Date.
HOW MANY VOTES DO I HAVE?
As of the Record Date, there were 50,197,906 shares of the Company’s common stock outstanding and entitled to vote. Each holder of the Company’s common stock is entitled to cast one vote per share of common stock held by such holder on each matter to be presented at the Annual Meeting.

As of the Record Date, there were 200,000 shares of Series C Preferred Stock outstanding and entitled to vote. Each holder of the Series C Preferred Stock is entitled to vote on each matter to be presented at the Annual Meeting on an as converted basis equal to the number of shares of the Company’s common stock issuable upon conversion of the Series C Preferred Stock held by such holder. As of the Record Date, the 200,000 shares of Series C Preferred Stock outstanding were convertible into 6,451,022 shares of the Company’s common stock.

Holders of shares of the Company’s common stock and the Series C Preferred Stock will vote together as a single class on all matters at the Annual Meeting.

Cryoport Inc	8	2026 Proxy Statement

ARE THERE ANY REQUIREMENTS ON HOW THE HOLDERS OF SERIES C PREFERRED STOCK MUST VOTE?
Pursuant to the Securities Purchase Agreement (as defined elsewhere in this Proxy Statement) entered into in connection with the issuance and sale of our Series C Preferred Stock, for so long as certain holders of Series C Preferred Stock have the right to nominate a director for election to the Board, the holders of Series C Preferred Stock have agreed to vote all of the shares of Series C Preferred Stock and shares of common stock issuable upon conversion of the Series C Preferred Stock purchased in the Private Placement (as defined elsewhere in this Proxy Statement) or any other shares of our common stock owned by such holders (i) in favor of each director nominated or recommended by the Board for election at any such meeting, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Board or the Compensation Committee of the Board (or any successor committee, however denominated), (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (v) amendments to organizational documents in a manner that does not have an adverse effect on the holders of Series C Preferred Stock to increase the authorized shares of capital stock. For additional information, see “Certain Relationships and Related Transactions” in this Proxy Statement.

HOW DO I VOTE?
There are several ways to cast your vote:

•
You may vote over the Internet or by telephone by following the instructions in the Notice.

•
If you requested printed copies of the proxy materials by mail, you may vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record.

You may vote your shares at the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/CYRX2026. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting virtually, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Cryoport Inc	9	2026 Proxy Statement

HOW DOES THE BOARD RECOMMEND THAT I VOTE MY SHARES?
Unless you give other instructions through your proxy vote, the person(s) named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. For the reasons set forth in more detail later in this Proxy Statement, the Board recommends the following:

Proposal 1:	The Board recommends a vote “FOR” all the nominees to the Board.
Proposal 2:
The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2026.

Proposal 3:	The Board recommends a vote “FOR” the advisory vote to approve the compensation of the named executive officers, as disclosed in this Proxy Statement.
Proposal 4:	The Board recommends a vote “FOR” the Fourth Amendment to the 2018 Plan to, among other things, increase the number of authorized shares under the 2018 Plan.

We encourage all stockholders to vote their shares. If you own your shares in “street name” and do not instruct your broker or other record owner of the shares as to how to vote, such broker or other record owner may vote your shares pursuant to its discretionary authority only with respect to Proposal 2. See “What are broker non-votes?” below for additional information.

WHAT TYPES OF VOTES ARE PERMITTED ON EACH PROPOSAL?
Proposal 1:	You may either vote “FOR ALL” nominees, “WITHHOLD ALL” nominees, or “FOR ALL EXCEPT” as to specific nominees.
Proposal 2:	You may vote “FOR,” “AGAINST” or “ABSTAIN”.
Proposal 3:	You may vote “FOR,” “AGAINST” or “ABSTAIN”.
Proposal 4:	You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Cryoport Inc	10	2026 Proxy Statement

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?
Proposal 1:
Election of a director requires the affirmative vote of the holders of a plurality of the shares for which votes are cast. The six nominees receiving the most “FOR” votes will be elected. Since only affirmative votes count for this purpose, votes withheld with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, votes withheld and broker non-votes (as described below) as to the election of directors will not be counted in determining which nominees received the largest number of votes cast. Stockholders may not cumulate votes in the election of directors.

Proposal 2:
There must be a “FOR” vote from the majority of votes cast. Abstentions will not be treated as votes cast for or against the proposal and therefore will have no effect on the outcome of the proposal. As discussed further below, brokers, banks, and other holders of record may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with this proposal to ratify the appointment of our independent registered public accounting firm.

Proposal 3:
There must be a “FOR” vote from the majority of votes cast. Abstentions and broker non-votes will not be treated as votes cast for or against the proposal and therefore will have no effect on the outcome of the proposal.

Proposal 4:
There must be a “FOR” vote from the majority of votes cast. Abstentions and broker non-votes will not be treated as votes cast for or against the proposal and therefore will have no effect on the outcome of the proposal.

WHAT CONSTITUTES A QUORUM?
To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the voting power of all of the outstanding shares of capital stock entitled to vote, as of the Record Date, are represented in person virtually or by proxy. Shares owned by the Company are not considered outstanding or present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called votes withheld or abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting.

Cryoport Inc	11	2026 Proxy Statement

WHAT ARE BROKER NON-VOTES?
Broker non-votes occur with respect to shares held in “street name,” in cases where the record owner (for instance, the brokerage firm or bank) does not receive voting instructions from the beneficial owner and the record owner does not have the authority to vote those shares.

The rules of various national and regional securities exchanges, including the rules of the New York Stock Exchange, applicable to brokers, banks, and other holders of record determine whether the record owner (for instance, the brokerage firm or bank) is able to vote on a proposal if the record owner does not receive voting instructions from the beneficial owner. The record owner may vote on proposals that are determined to be routine under these rules and may not vote on proposals that are determined to be non-routine under these rules. If a proposal is determined to be routine, your broker, bank, or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. The proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter and the record owner may vote your shares on this proposal if it does not get instructions from you.

The proposal to elect directors (Proposal 1), the proposal to approve, on an advisory basis, the compensation of the named executive officers (Proposal 3), and the proposal to approve the Fourth Amendment to the 2018 Plan (Proposal 4) are non-routine and the record owner may not vote your shares on any of these proposals if it does not get instructions from you. If you do not provide voting instructions on these matters, a broker non-vote will occur. Broker non-votes, as well as abstentions and votes withheld, will each be counted towards the presence of a quorum but will not be counted towards the number of votes cast for any proposal.

WHAT IF MY SHARES ARE NOT REGISTERED DIRECTLY IN MY NAME BUT ARE HELD IN “STREET NAME”?
If at the Record Date your shares were held in “street name” (for instance, through a brokerage firm or bank), then you are the beneficial owner of such shares, and such shares are not registered directly in your name. The organization holding your account is considered the stockholder of record for purposes of the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. You will receive the Notice and other proxy materials if requested, as well as voting instructions, directly from that organization.

IF I AM A BENEFICIAL OWNER OF CRYOPORT SHARES, HOW DO I VOTE?
If you are a beneficial owner, you will need to follow the voting instructions provided to you by the organization holding your account (for instance, your brokerage firm). To request documents or if you have any questions about voting, you will need to contact your broker.

Cryoport Inc	12	2026 Proxy Statement

CAN I DISSENT OR EXERCISE RIGHTS OF APPRAISAL?
Neither Nevada law nor our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws provide our stockholders with dissenters’ or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting. If the proposals are approved at the Annual Meeting, stockholders voting against such proposals will not be entitled to seek appraisal for their shares.

HOW ARE THE VOTES COUNTED?
All votes will be tabulated by the inspector of elections appointed for the Annual Meeting who will separately tabulate affirmative and negative votes and withheld votes/abstentions. Any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

WILL STOCKHOLDERS BE ASKED TO VOTE ON ANY OTHER MATTERS?
The Board is not aware of any other matters that will be brought before the stockholders for a vote. If any other matters properly come before the Annual Meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board or, if no recommendations are given, in accordance with their own judgment. Stockholders attending the meeting may directly vote on those matters or they may vote by proxy.

WHAT IS “HOUSEHOLDING”?
If you and one or more stockholders share the same address, it is possible that only one copy of the Notice or one copy of the proxy materials, as applicable, was delivered to your address. This is known as “householding.” We will promptly deliver a separate copy of the Notice or, if you requested a printed version by mail, the proxy materials, to you if you call or write us at our principal executive offices at 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027, Attn: Secretary; telephone: (949) 681-2710. If you want to receive separate copies of the Notice or the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OR MORE THAN ONE COPY OF THE PROXY MATERIALS?
If you receive more than one Notice or more than one copy of the proxy materials, your shares are owned in more than one name or in multiple accounts. To ensure that all of your shares are voted, you must follow the voting instructions included in each Notice or proxy materials you receive. Please note that if you hold both common stock and Series C Preferred Stock, you can expect to receive a separate Notice for each class of stock.

CAN I CHANGE OR REVOKE MY VOTE AFTER I SUBMIT MY PROXY?
Even after you have submitted your proxy card or voted by Internet, you may change or revoke your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed proxy card bearing a later date. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting virtually and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Cryoport Inc	13	2026 Proxy Statement

Forward-Looking Statements

This Proxy Statement contains certain forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. These forward-looking statements can generally be identified as such because the context of the statement will include certain words, including but not limited to, “believes,” “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “plans,” “seeks,” “continues,” “predicts,” “potential,” “likely,” or “opportunity,” and also contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the current beliefs of our management, as well as assumptions made by and information currently available to our management. Readers of this Proxy Statement should not put undue reliance on these forward-looking statements, which speak only as of the time this Proxy Statement was filed with the SEC. Reference is made in particular to forward-looking statements regarding our expectations about future business plans, new products or services, regulatory approvals, strategies, development timelines, prospective financial performance and opportunities, including potential acquisitions; expectations about future benefits of our acquisitions and our ability to successfully integrate those businesses and our plans related thereto; expectations about future benefits relating to the CRYOPDP divestiture and strategic partnership with DHL Group; liquidity and capital resources; plans relating to our cost reduction and capital realignment measures and expectations about resulting annual cost savings and financial impact; assumptions relating to the impairment of assets; plans relating to any repurchase of our common stock and/or convertible notes; projected trends in the markets in which we operate; our expectations relating to current supply chain impacts, tariffs, and other trade restrictions; inflationary pressures and the effect of foreign currency fluctuations; anticipated regulatory filings or approvals with respect to the products of our clients; expectations about securing and managing strategic relationships with global couriers or large clinical research organizations; plans and expectations regarding the potential or benefits of our existing and future products and technologies; our future capital needs and ability to raise capital on favorable terms or at all; results of our research and development efforts; and approval of our patent applications.
Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable as of the date of this Proxy Statement, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from the views and expectations set forth in this Proxy Statement. You should be aware that these statements are projections or estimates as to future events and are subject to a number of factors that may tend to influence the accuracy of the statements, including, but not limited to, risks and uncertainties associated with the effects of changing economic and geopolitical conditions, supply chain constraints, inflationary pressures, foreign currency fluctuations, trends in the products markets, variations in our cash flow, market acceptance risks, and technical development risks. Additional risks and uncertainties relating to the CRYOPDP divestiture include, but are not limited to, our ability to retain and hire key personnel, and the risk that any disruption resulting from the CRYOPDP divestiture may adversely

Cryoport Inc	14	2026 Proxy Statement

affect our businesses and business relationships, including with employees and suppliers. Other factors that might cause such a difference include, but are not limited to, those discussed in the 2025 Annual Report, including in “Risk Factors” in “Part I, Item 1A — Risk Factors” and in “Part II, Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as those discussed in reports filed with the SEC after the date of the 2025 Annual Report.
Past financial or operating performance is not necessarily a reliable indicator of future performance, and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we do not undertake to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this Proxy Statement.

Cryoport Inc	15	2026 Proxy Statement

Proposal 1 Election of Directors

The Board currently consists of six directors. Directors are elected on an annual basis. Each of the six directors will stand for re-election at the Annual Meeting to serve as a director until the 2027 Annual Meeting of the Stockholders or until their successors are duly elected and qualified or their earlier death, resignation, or removal. The persons named on the proxy will vote to elect all of the nominees as directors for terms ending at the 2027 Annual Meeting of the Stockholders unless you withhold authority to vote for any or all of the nominees by voting to that effect or so voting at the Annual Meeting virtually. Each nominee has consented to serve as a director for the ensuing year. If one or more of the six nominees becomes unavailable to serve prior to the date of the Annual Meeting, the persons named as proxy holders will vote those shares for the election of such other person as the Board may recommend, unless the Board reduces the total number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.
We strive to maintain a diverse and well-rounded board that balances financial and life science expertise with independence and fresh perspectives. This year’s slate of candidates for our Board of Directors includes a highly qualified and diverse group of individuals who bring value to the Company along with governance qualifications for oversight.
Core Qualifications
•	Strategic thinking
•	Financial literacy
•	Integrity and business judgment
•	Demonstrated leadership ability
•	Expertise in their respective fields
Corporate Governance Snapshot
•	Independent Lead Director
•	Annual elections of directors (i.e., no staggered board)
•	Nomination and Governance Committee oversight of Environmental, Social, Governance (ESG) initiatives
•	Directors may contact employees of our Company directly, and the Board or any committee may engage outside independent advisors
•	Compensation Committee and Chief Executive Officer evaluation process conducted by independent Board members
•	Five of the six directors are independent

Cryoport Inc	16	2026 Proxy Statement

Proposal 1: Election of Directors

NOMINEE SKILLS AND EXPERIENCES
The table below outlines the expertise of the nominees by the key categories we consider important to ensuring a diverse and well-rounded board of directors that will provide good corporate governance and assist in driving stockholder value:

	PUBLIC COMPANY GOVERNANCE	RISK MANAGEMENT	GLOBAL	FINANCIAL	AUDIT/TAX/ ACCOUNTING	LIFE SCIENCES/ HEALTH CARE	TECHNOLOGY	REGULATORY
Linda Baddour
Daniel Hancock
Robert Hariri, M.D., Ph.D.
Ram M. Jagannath
Ramkumar Mandalam, Ph.D.
Jerrell W. Shelton
Total	6	6	5	6	5	5	5	4

BOARD DIVERSITY
The tables below provide information relating to certain voluntary self-identified characteristics of our directors.

Board Diversity Matrix (As of April 22, 2026)
Total Number of Directors	6
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	2	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Cryoport Inc	17	2026 Proxy Statement

Proposal 1: Election of Directors

Nominees for Election
The six nominees for election as directors are set forth as follows:

Linda Baddour
Linda Baddour, age 67, became a member of our Board of Directors in March 2021 and serves as Chair of the Nomination and Governance Committee, Chair of the Audit Committee and member of the Compensation Committee of our Board of Directors. Ms. Baddour is an experienced senior executive with over twenty years of experience across healthcare, life sciences and pharmaceuticals. Ms. Baddour has served on the board of directors of Waters Corporation (NYSE: WAT), a publicly traded analytical laboratory instrument and software company, since 2018, and Signant Health, since 2020. Ms. Baddour is currently serving as the audit committee chair of Waters Corporation. Ms. Baddour has also served on the board of directors of two private companies, Zeus, Inc. and Flourish Research, since 2025. Ms. Baddour also served on the board of directors of Advarra, a Genstar Capital portfolio company, from 2019 until its sale in 2022.

From 2007 to 2018, Ms. Baddour served as Executive Vice President and Chief Financial Officer of PRA Health Sciences, Inc., a global contract research organization and data science company. During Ms. Baddour’s tenure, PRA Health Sciences grew from approximately 3,000 employees to over 17,000. From 1995 to 2007, Ms. Baddour worked at Pharmaceutical Product Development, Inc., a contract research organization, serving in various roles, including as Chief Financial Officer, Treasurer and Chief Accounting Officer. Ms. Baddour earned both a B.A. and M.B.A. from the University of North Carolina at Wilmington, and is a CPA-retired.

We believe Ms. Baddour’s financial and business expertise, including her background in global contract research organizations, financial leadership in mergers and acquisitions makes her well-qualified to serve as a member of our Board of Directors.

Cryoport Inc	18	2026 Proxy Statement

Proposal 1: Election of Directors

Daniel M. Hancock
Daniel Hancock, age 75, became a member of our Board of Directors in January 2019 and serves as member of the Audit Committee, Compensation Committee and Scientific and Technology Committee of our Board of Directors. Mr. Hancock is currently President of DMH Strategic Consulting LLC. He retired from General Motors (“GM”) in 2011, after 43 years of service in GM’s powertrain engineering and general management functions. His last position with GM was Vice President, Global Strategic Product Alliances. During this period, he served as Chair of GM’s DMAX and VM Motori diesel engine joint ventures with Isuzu and Fiat, respectively. Mr. Hancock’s previous appointments at GM included: Vice President, Global Powertrain Engineering; CEO, Fiat-GM Powertrain; and President, Allison Transmission Division. Mr. Hancock had full functional responsibility for the global operations of Fiat-GM Powertrain and Allison Transmission Division during his assignments there.

Mr. Hancock is serving as chair of the board of SuperTurbo Technologies, Inc., a privately-held developer of advanced turbo compounding systems for engines. In addition, Mr. Hancock serves in an advisory capacity to several global suppliers to the automotive and commercial vehicle industries. Mr. Hancock previously served as Chair of the Board of Westport Fuel Systems (NASDAQ: WPRT), a Vancouver, B.C. based global supplier of clean gaseous fuel parts and systems for the transportation industry, from July 2017 until December 2025. He was President of SAE International in 2014 and is a member of the National Academy of Engineering. He is a Trustee of the FISITA Foundation, a professional association serving the global automotive engineering societies.

He received a master’s degree in mechanical engineering from Massachusetts Institute of Technology (MIT) and a bachelor’s degree also in mechanical engineering from General Motors Institute (now Kettering University), Michigan.

We believe Mr. Hancock’s global business experience, strong business acumen, and extensive manufacturing and engineering expertise qualifies him well to serve as a member of our Board of Directors.

Cryoport Inc	19	2026 Proxy Statement

Proposal 1: Election of Directors

Robert Hariri, M.D., Ph.D.
Dr. Hariri, M.D., Ph.D., age 66, became a member of our Board of Directors in September 2015 and serves as Chair of the Scientific and Technology Committee and member of the Nomination and Governance Committee of our Board of Directors. Dr. Hariri is a visionary surgeon, scientist, aviator and entrepreneur and serves as the Founder, Chair and CEO of Celularity, Inc. (NASDAQ: CELU). Previously, he served as the CEO of the Cellular Therapeutics Division of Celgene Corporation from 2005 to 2013.

Prior to joining Celgene Cellular Therapeutics, Dr. Hariri was founder, chair and chief scientific officer at Anthrogenesis Corporation, a privately held biomedical technology and service corporation involved in the area of human stem cell therapeutics, which was acquired by Celgene in 2002. Dr. Hariri also co-founded the genomic-based health intelligence company, Human Longevity, Inc. Dr. Hariri is an Adjunct Professor of Neurosurgery and member of the Board of Overseers of the Weill Cornell Medical College and is a former member of the Board of Visitors of the Columbia University School of Engineering & Applied Sciences and the Science & Technology Council of the College of Physicians and Surgeons. He is also a member of the X Prize Foundation scientific advisory board for the Archon X PRIZE for Genomics. Dr. Hariri is also a Trustee and vice-chair of the Liberty Science Center. In addition to Cryoport, Dr. Hariri has served as a member of the board of directors of various companies, including Myos Corporation from July 2011 to November 2020, where he served as Chair of the board from April 2012 to November 2020, Bionik Laboratories Corp. from March 2015 to October 2017, and Bio Vie Inc. from June 2020 to March 2025. He has pioneered the use of stem cells to treat a range of life-threatening diseases and has over 170 issued and pending patents, has authored over 150 published chapters, articles and abstracts and is most recognized for his discovery of pluripotent stem cells from the placenta as a member of the team which discovered TNF (tumor necrosis factor). A jet-rated commercial pilot with thousands of hours of flight time in over 60 different military and civilian aircraft, Dr. Hariri is a founder of Jet-A Aviation, a heavy-jet charter airline.

Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College. Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center where he also co-directed the Aitken Laboratory in Neurosurgery.

We believe Dr. Hariri’s training as a scientist, his knowledge and experience with respect to the biomedical and pharmaceutical industries and his extensive research and experience makes him well-qualified to serve as a member of our Board of Directors.

Cryoport Inc	20	2026 Proxy Statement

Proposal 1: Election of Directors

Ram M. Jagannath
Ram Jagannath, age 49, became a member of our Board of Directors in October 2020. Mr. Jagannath is the Global Head of Healthcare at Blackstone, based in New York. Since joining Blackstone in 2019, Mr. Jagannath has led Blackstone’s investments in Hologic, Chartis, DNAnexus, Life Science Logistics, Medable, Hydrogen Health, Ginger, ZO Skin Health, Cryoport, and HealthEdge, and was involved in Blackstone’s investments in Advarra, Precision Medicine Group, and Alnylam/inclisiran royalty. He is also a member of the Blackstone Growth Investment Committee.

Before joining Blackstone, Mr. Jagannath was a founding Partner of Navab Capital Partners (NCP), where he was Head of Healthcare and a member of NCP’s Management and Investment Committees. Prior to NCP, he was a Managing Director of The Carlyle Group, focused on healthcare investments in Carlyle’s flagship US Buyout private equity fund. Previously, he worked at Genstar Capital and Thomas Weisel Capital Partners.

Mr. Jagannath currently serves on the Board of Directors of Hologic, Chartis, Life Science Logistics and Headspace Health, and previously served as Board Chairman or Director of HealthEdge and ZO Skin Health. He also serves on the Healthcare Leadership Council, the Board of Visitors of the Duke Pratt School of Engineering, the Board of Directors of the Navy SEAL Foundation, and the Kellogg School of Management Private Equity Advisory Council. Mr. Jagannath was previously a term member of the Council on Foreign Relations. He has been recognized as one of Modern Healthcare’s 100 Most Influential People in Healthcare and GrowthCap’s Top 25 Healthcare Investors.

Mr. Jagannath received a BSE in Biomedical and Electrical Engineering with a minor in Economics from Duke University, and a J.D./MBA from Northwestern University’s Pritzker School of Law and Kellogg School of Management. After Duke, he was a Fulbright Scholar in Economic Development at the University of Zagreb in Croatia.

We believe Mr. Jagannath’s experience in the healthcare industry, in mergers and acquisitions, and his background in engineering make him well-qualified to serve as a member of our Board of Directors.

For additional information regarding Mr. Jagannath’s nomination, see “—Corporate Governance Structure and Function—What are the nominating procedures and criteria?—Blackstone Nominee.”

Cryoport Inc	21	2026 Proxy Statement

Proposal 1: Election of Directors

Ramkumar Mandalam, Ph.D.
Dr. Mandalam, age 61, became a member of our Board of Directors in June 2014 and serves as Lead Director, Chair of the Compensation Committee and member of the Nomination and Governance Committee, Audit Committee and the Science and Technology Committee of our Board of Directors.     Dr. Mandalam is currently the Founder and CEO of Citra BioConsulting Inc., a consulting firm providing services to the cell and gene therapy industry.

Prior to founding Citra BioConsulting in 2021, he was the CEO, President and board member of Cellerant Therapeutics, Inc., a clinical stage biotechnology company developing novel cell-based and antibody therapies for cancer treatment and blood-related disorders.    Under his leadership, Cellerant developed a pipeline of candidates for treatment of hematological malignancies and rapidly expanded from an early-stage to an advanced clinical-stage company.

Prior to joining Cellerant in 2005, he was the Executive Director of Product Development at Geron Corporation, a biopharmaceutical company where he managed the development and manufacturing of cell-based therapies for treatment of degenerative diseases and cancer.  From 1994 to 2000, he held various positions in research and development at Aastrom Biosciences, where he was responsible for programs involving ex vivo expansion of human bone marrow stem cells and dendritic cells.  In addition to serving on the Board, Dr. Mandalam serves on the Commercial advisory board of NSF center for Cell Manufacturing Technologies (CMaT). Dr. Mandalam received his Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, Michigan.  Dr. Mandalam is the author or co-author of several publications, patent applications, and abstracts.

We believe Dr. Mandalam’s training as a scientist, extensive background in biotechnology and management expertise makes him well-qualified to serve as a member of our Board of Directors and Lead Director.

Jerrell W. Shelton
Jerrell W. Shelton, age 80, became a member of our Board of Directors in October 2012 and was appointed President and Chief Executive Officer of the Company in November 2012. He was appointed Chair of the Board in October 2015.

He served on the board of directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chair and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as Visiting Executive to IBM Research and Head of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chair, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. And, from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group.

Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University.

We believe Mr. Shelton’s extensive leadership, management, strategic planning and financial expertise through his various leadership and directorship roles in public, private and global companies, makes him well-qualified to serve as a member of our Board of Directors.

Cryoport Inc	22	2026 Proxy Statement

Proposal 1: Election of Directors

Required Vote
Directors are elected by the affirmative vote of the holders of a plurality of the shares for which votes are cast. The six nominees who receive the greatest number of votes cast “FOR” the election of such nominees shall be elected as directors. Votes withheld and broker non-votes as to the election of directors will not be counted in determining which nominees received the largest number of votes cast. Stockholders may not cumulate votes in the election of directors.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES.

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Corporate Governance and Board Matters

How Often Did The Board Meet During 2025?
During 2025, there were five meetings of the Board, as well as several actions taken with the unanimous written consent of the Board with informal discussions and communication prior to the execution of such consents, but without a meeting. In 2025, each director attended at least 75% of the aggregate number of meetings of the Board and committees on which such director served (during the periods for which the director served on the Board and such committees). The Company does not have a written policy requiring directors to attend its annual meeting of stockholders. Last year, one director, Mr. Shelton, attended our 2025 Annual Meeting of Stockholders.

Do We Have Independent Directors?
Our Board is responsible for determining the independence of our directors. For purposes of determining director independence, our Board has applied the definitions set forth in NASDAQ Rule 5605(a)(2) and the related rules of the SEC. Based upon its evaluation, our Board has affirmatively determined that the following directors meet the standards of independence: Mr. Hancock, Dr. Hariri, Dr. Mandalam, Mr. Jagannath and Ms. Baddour. Mr. Richard Berman, who passed away in February 2025, was previously determined to be independent by the Board as well.

What Committees has the Board established?
Our Board has established an Audit Committee, a Compensation Committee, a Nomination and Governance Committee and a Science and Technology Committee. Charters for each of these committees are available on the Company’s website at www.cryoportinc.com on the “Governance: Governance Documents” page under the heading “Investor Relations.” Information on the website does not constitute a part of this Proxy Statement.

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Corporate Governance

Chairperson	Member

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATION AND GOVERNANCE COMMITTEE	SCIENTIFIC AND TECHNOLOGY COMMITTEE
Linda Baddour
Daniel M. Hancock
Robert Hariri, M.D., Ph.D.
Ram Jagannath
Ramkumar Mandalam, Ph.D.
Jerrell Shelton

Audit Committee
The functions of the Audit Committee are to (i) review the qualifications of the independent auditors, our annual and interim financial statements, the independent auditor’s report, significant reporting or operating issues and corporate policies and procedures as they relate to accounting and financial controls; and (ii) consider and review other matters relating to our financial and accounting affairs. The current members of the Audit Committee are Ms. Baddour, who is the Audit Committee Chair, Mr. Hancock and Dr. Mandalam. The Company has determined that Ms. Baddour qualifies as an “audit committee financial expert” as defined under the rules of the SEC. Additionally, the Company has determined that each member of the Audit Committee is “independent” under SEC and NASDAQ rules applicable to audit committee members, as well as meets NASDAQ’s financial literacy and financial sophistication requirements. During 2025, the Audit Committee held seven meetings. In addition, the Audit Committee regularly held discussions regarding the consolidated financial statements of the Company during Board meetings.

Compensation Committee
The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers, to produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement, as necessary, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs including stock incentive and benefit plans. The current members of the Compensation Committee are Dr. Mandalam, who is the Compensation Committee Chair, Mr. Hancock and Ms. Baddour, each of whom is “independent” under SEC and NASDAQ rules applicable to compensation committee members. Each of the current members of the Compensation Committee is a “non-employee director” under Section 16 of the Exchange Act. During 2025, the Compensation Committee held six meetings.

Cryoport Inc	25	2026 Proxy Statement

Corporate Governance

Nomination & Governance Committee
The functions of the Nomination and Governance Committee are to (i) make recommendations to the Board regarding the size of the Board, (ii) make recommendations to the Board regarding criteria for the selection of director nominees, (iii) identify and recommend to the Board for selection as director nominees individuals qualified to become members of the Board, (iv) recommend committee assignments to the Board, (v) recommend to the Board corporate governance principles and practices appropriate to the Company, (vi) provide oversight over the Company’s sustainability efforts as formalized in its ESG Program, and (vii) lead the Board in an annual review of its performance. The current members of the Nomination and Governance Committee are Ms. Baddour, who is the Nomination and Governance Committee Chair, Dr. Hariri and Dr. Mandalam. During 2025, the Nomination and Governance Committee held two meetings.

Science & Technology Committee
The functions of the Science and Technology Committee are to oversee matters pertaining to the Company’s strategic direction as related to products, systems and services serving the Company’s client businesses and investments in research and development and technology relating to the same. The current members of the Science and Technology Committee are Dr. Hariri, who is the Science and Technology Committee Chair, Mr. Hancock and Dr. Mandalam. During 2025, the Science and Technology Committee held two meetings.

What are the nominating procedures and criteria?
Director Qualifications. The Nomination and Governance Committee believes that persons nominated to the Board should have personal integrity and high ethical character. Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a director to the Company and its stockholders. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring any particular stockholder group or other constituency of the Company and must be prepared to devote adequate time to the Board and its committees.

Identifying Director Candidates. The Nomination and Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors when vacancies occur. The Nomination and Governance Committee has a policy of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership and whom the Nomination and Governance Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

Cryoport Inc	26	2026 Proxy Statement

Corporate Governance

In filling vacancies of the Board, the Nomination and Governance Committee will solicit recommendations for nominees from the persons the committee believes are likely to be familiar with (i) the needs of the Company and (ii) qualified candidates. These persons may include members of the Board and management of the Company. The Nomination and Governance Committee may also engage a professional search firm to assist in identifying qualified candidates. In evaluating potential nominees, the Nomination and Governance Committee will oversee the collection of information concerning the background and qualifications of the candidate and determine whether the candidate satisfies the qualifications required by the committee for election as director and whether the candidate possesses any of the specific skills or qualities that under the Board’s policies must be possessed by one or more members of the Board.

The Nomination and Governance Committee’s written policy on Board diversity provides that, when evaluating potential candidates for nomination, it will consider all aspects of each candidate’s qualifications and skills in the context of the needs of the Company at that point in time with a view to creating a Board with diversity along multiple dimensions, including race, ethnicity, gender, age, education, cultural background, viewpoints, skills, perspectives, professional experiences and other differentiating characteristics. The Nomination and Governance Committee also considers the results of the vote of the stockholders on the election of directors and stockholder engagement on diversity issues. While there can be no assurance such candidates will emerge, it is in the best interest of the Company, as a global provider of logistics services to the life sciences industry, to embrace the richness of diversity whenever possible.

The Nomination and Governance Committee will make its selections based on all the available information and relevant considerations. The Nomination and Governance Committee’s selection will be based on who, in the view of the committee, will be best suited for membership on the Board.

Stockholder Nominees. The Nomination and Governance Committee will consider director nominee recommendations by stockholders, provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations under the heading “Stockholder Proposals for Next Annual Meeting.” In making its selection, the Nomination and Governance Committee will evaluate candidates proposed by stockholders under criteria similar to other candidates, except that the committee may consider, as one of the factors in its evaluation, the size and duration of the interest of the recommending stockholder in the stock of the Company. The Nomination and Governance Committee may also consider the extent to which the recommending stockholder intends to continue to hold its interest in the Company, including whether the recommending stockholder intends to continue holding its interest at least through the time of the meeting at which the candidate is to be elected. The Secretary will forward all validly submitted recommendations to the Nomination and Governance Committee. The acceptance of a recommendation from a stockholder does not imply that the Nomination and Governance Committee will recommend to the Board the nomination of the stockholder recommended candidate.

Cryoport Inc	27	2026 Proxy Statement

Corporate Governance

Blackstone Nominee. Pursuant to the Securities Purchase Agreement entered into in connection with the issuance and sale of our Series C Preferred Stock, for so long as the Purchaser Parties (as defined in the Securities Purchase Agreement) hold 66.67% of the Series C Preferred Stock issued to them under the Securities Purchase Agreement, Blackstone Freeze Parent (as defined elsewhere in this Proxy Statement) has the right to nominate for election one member to the Board. Blackstone Freeze Parent has designated Mr. Jagannath as its nominee. For additional information, see “Certain Relationships and Related Transactions” in this Proxy Statement.

How is the Board structured?
Pursuant to our Amended and Restated Bylaws, the Chair of the Board presides at meetings of the Board. The Chair of the Board is currently the Company’s President and Chief Executive Officer, Mr. Shelton.

CHAIR
The Board has determined that its current structure, with a combined Chair and Chief Executive Officer, is in the best interests of the Company and its stockholders. The Board believes that combining the Chair and Chief Executive Officer positions is currently the most effective leadership structure for the Company given Mr. Shelton’s in-depth knowledge of the Company’s technology, business and industry, and his ability to formulate and implement strategic initiatives. Further, Mr. Shelton is intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board.

LEAD DIRECTOR
The Board appointed Dr. Mandalam as the Lead Director in February 2025. Dr. Mandalam’s appointment follows the passing of Mr. Berman, who served as our Lead Director for ten years. Among other responsibilities, the Lead Director presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chair and Chief Executive Officer and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate. We believe the appointment of a Lead Director, the independent nature of the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee, as well as the practice of the independent directors regularly meeting in executive session without Mr. Shelton and the other members of the Company’s management present, ensures that the Board maintains a level of independent oversight of management that is appropriate for the Company.

Are there any family relationships among the directors and the executive officers?	There are no family relationships among any of our directors and executive officers.

Cryoport Inc	28	2026 Proxy Statement

Corporate Governance

What is the Board’s role in risk oversight?
The Board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives to improve long-term performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. In setting the Company’s business strategy, the Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, which includes internal controls and cybersecurity risks, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Nomination and Governance Committee is responsible for governance risk, including oversight of the Company’s policies on avoidance of conflicts of interest, insider trading, and management succession. The Board is advised by these committees of significant risks and management’s response via periodic updates.

DOES THE COMPANY HAVE AN INSIDER TRADING POLICY?
Yes, the Board has adopted an insider trading policy (the “Insider Trading and Tipping Policy”) that governs the purchase, sale, and other dispositions of our securities by our directors, officers, and employees. We believe our Insider Trading and Tipping Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. A copy of our Insider Trading and Tipping Policy can be found as Exhibit 19 to the 2025 Annual Report.

DOES THE COMPANY HAVE A POLICY LIMITING THE NUMBER OF other BOARDs that A DIRECTOR may serve on?
Yes, the Board has adopted a policy on other directorships and significant activities, commonly referred to as an overboarding policy, to help ensure that each director has sufficient time to devote to serving on the Board. In accordance with this policy, without specific approval from the Board, (i) a director may not serve on more than three public company boards of directors (including the Board); and (ii) no director that also serves as an executive officer or equivalent position of a public company may serve on more than two public company boards of directors (including the Board).

How can stockholders communicate with the Board?
The Board encourages stockholders to send communications about bona fide issues concerning the Company to the Board or specified members through its Nomination and Governance Committee. All such communications, except those related to stockholder proposals discussed under the heading “Stockholder Proposals for Next Annual Meeting,” must be sent to the Nomination and Governance Committee Chair at the Company’s offices at 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027. Any such communication will be promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Nomination and Governance Committee Chair, to be improper for submission to the intended recipient or recipients.

Cryoport Inc	29	2026 Proxy Statement

Ownership of Securities

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock and Series C Preferred Stock as of the Record Date by (i) each person or group of affiliated persons known to the Company to beneficially own 10% or more of its common stock or Series C Preferred Stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) and all of our current executive officers and directors as a group.
Percentage of beneficial ownership is calculated based on (i) 50,197,906 shares of common stock and (ii) 200,000 shares of Series C Preferred Stock, which are convertible into 6,492,865 shares of common stock within 60 days of the Record Date. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable within 60 days of the Record Date pursuant to the exercise, conversion or vesting of stock options, preferred stock, restricted stock rights (“RSRs”) or other securities, applicable.
To calculate a stockholder’s percentage of beneficial ownership of common stock, we include in the numerator and denominator those shares of common stock underlying options, RSRs and convertible securities that such stockholder is considered to beneficially own. Shares of common stock underlying options, RSRs and convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

Cryoport Inc	30	2026 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Furthermore, unless otherwise indicated, the business address of each person is c/o Cryoport, Inc., 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned	Number of Shares of Series C Preferred Stock Beneficially Owned	Percentage of Shares of Series C Preferred Stock Beneficially Owned
Named Executive Officers and Directors:
Jerrell W. Shelton	2,672,044(1)	5.2%	—	—
Robert Hariri, M.D., Ph.D.	287,300(1)	*	—	—
Ramkumar Mandalam, Ph.D.	316,783(1)	*	—	—
Daniel Hancock	219,727(1)	*	—	—
Ram M. Jagannath	—	—	—	—
Linda Baddour	161,124(1)	*	—	—
Robert S. Stefanovich	692,322(1)	1.4%	—	—
Mark W. Sawicki, Ph.D.	417,661(1)	*	—	—
Edward J. Zecchini	284,757(1)	*
All directors and executive officers as a group (9 persons)	5,051,718(1)	9.5%	—	—

Other Stockholders:
Entities affiliated with The Blackstone Group Inc.	6,904,418 (2)	12.2%	200,000(3)	100%
Entities Affiliated with Morgan Stanley	4,141,522(3)	8.3%
BlackRock, Inc.	3,568,644(4)	7.1%	—	—
Entities Affiliated with Cadian Capital Management, LP	4,927,027(5)	9.8%	—	—
Entities Affiliated with Integrated Core Strategies (US) LLC	3,244,802(6)	6.5%	—	—

*	Represents less than 1%
(1)
Includes shares which individuals shown above have the right to acquire as of the Record Date, or within 60 days thereafter, pursuant to outstanding stock options and unvested RSR’s as follows: Mr. Shelton — 1,545,437 shares; Dr. Hariri — 236,025 shares; Dr. Mandalam — 236,025 shares; Mr. Hancock — 161,025 shares; Ms. Baddour — 103,375 shares; Mr. Stefanovich — 413,045 shares; Dr. Sawicki — 315,305 shares and Mr. Zecchini — 194,346 shares. With respect to Mr. Stefanovich, also includes 165,000 shares held by the Jerrell W. Shelton 2021 GST Exempt Trust, over which Mr. Stefanovich has sole voting and dispositive power.

(2)
Represents (x) 443,057 shares of common stock and 195,439 shares of Series C Preferred Stock, which are convertible into 6,303,906 shares of common stock, directly held by Blackstone Freeze Parent L.P. and (y) 10,339 shares of common stock and 4,561 shares of Series C Preferred Stock, which are convertible into 147,116 shares of common stock, directly held by Blackstone Tactical Opportunities Fund—FD L.P.

Blackstone Tactical Opportunities Associates III – NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund – FD L.P. BTO DE GP – NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. Blackstone Holdings II L.P. is the managing member of BTO DE GP – NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.
BTO Holdings Manager L.L.C. is the general partner of Blackstone Freeze Parent L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the sole member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

Cryoport Inc	31	2026 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman (other than to the extent it or he directly holds securities as described herein) may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of each of the entities listed in this footnote and Mr. Schwarzman is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.
(3)
According to the Schedule 13G filed by Morgan Stanley on February 8, 2024, the shares reported are beneficially owned by Morgan Stanley and Morgan Stanley Capital Services LLC. Morgan Stanley has the sole voting power with respect to 0 shares, shared voting power with respect to 4,088,185 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 4,141,522 shares. Morgan Stanley Capital Services LLC has the sole voting power with respect to 0 shares, shared voting power with respect to 4,005,390 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 4,005,390 shares. The address for these entities is 1585 Broadway, New York, NY 10036.

(4)
According to the Schedule 13G/A filed by BlackRock, Inc. on January 26, 2024, the shares reported are beneficially owned by BlackRock, Inc., which has the sole voting power with respect to 3,493,288 shares, shared voting power with respect to 0 shares, and sole dispositive power with respect to 3,568,644 shares, and shared dispositive power with respect to 0 shares. The shares are owned, directly or indirectly, by BlackRock, Inc., or its subsidiaries BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, and BlackRock Fund Managers Ltd. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(5)
According to the Schedule 13G/A filed by Cadian Capital Management, LP on February 13, 2025, the shares reported are beneficially owned by Cadian Capital Management LP, Cadian Capital Management GP, LLC, and Eric Bannasch, which each has the sole voting power with respect to 0 shares, shared voting power with respect to 4,927,027 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 4,927,027 shares. The address for these entities is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(6)
According to the Schedule 13G/A filed by Integrated Core Strategies (US) LLC on February 5, 2026, the shares reported are beneficially owned by Integrated Core Strategies (US) LLC, Millennium Management LLC, Millennium Group Management LLC, and Israel A. Englander. Integrated Core Strategies (US) LLC has the sole voting power with respect to 0 shares, shared voting power with respect to 3,231,470 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 3,231,470 shares. Millennium Management LLC has the sole voting power with respect to 0 shares, shared voting power with respect to 3,244,802 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 3,244,802 shares. Millennium Group Management LLC has the sole voting power with respect to 0 shares, shared voting power with respect to 3,244,802 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 3,244,802 shares. Israel A. Englander has the sole voting power with respect to 0 shares, shared voting power with respect to 3,244,802 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 3,244,802 shares. The address for these entities is 399 Park Avenue, New York, New York 10022.

Cryoport Inc	32	2026 Proxy Statement

Proposal 2 To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2026

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to audit the Company’s consolidated financial statements for the year ending December 31, 2026. The Board, upon the recommendation of the Audit Committee, has ratified the selection of Deloitte as the Company’s independent registered public accounting firm for 2026, subject to ratification by the stockholders. Deloitte served in this capacity for the year ended December 31, 2025, and has reported on the Company’s December 31, 2025 consolidated financial statements. There were no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
Representatives of Deloitte are expected to be present at the Annual Meeting virtually with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Deloitte as the Company’s independent auditors is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Required Vote
Approval of this proposal to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for 2026 requires the affirmative vote of a majority of votes cast. Abstentions will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of the proposal.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

Cryoport Inc	33	2026 Proxy Statement

Independent Registered Public Accounting Firm Fees

The following table shows the fees that were billed to us for the audit and other services provided to the Company by Deloitte in 2024 and 2025.

	Year Ended December 31, 2024	Year Ended December 31, 2025
Audit Fees	$1,930,365	$1,770,000
Audit-Related Fees	—	—
Tax Fees	—	27,000
All Other Fees	1,895	1,895
Total Fees	$1,932,260	$1,798,895

The fees billed to us by Deloitte during or related to the years ended December 31, 2024 and 2025, respectively, consist of audit fees, tax fees and all other fees, as applicable, as follows:
Audit Fees

Audit fees consist of the fees for professional services rendered for the audit of our financial statements, audit of our internal control over financial reporting, review of our quarterly financial statements, accounting consultations, and those services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements for the fiscal year, such as consents and other services related to SEC matters.

Tax Fees
Tax fees consist of the fees for other permissible professional services rendered in connection with tax compliance, tax advisory and tax planning. There were no tax fees in 2024.
All Other Fees
All other fees consist of fees for services other than the services reported in audit fees and tax fees, including subscriptions to Deloitte’s accounting reference library.

Cryoport Inc	34	2026 Proxy Statement

Independent Registered Public Accounting Firm Fees

Policy on Audit Committee Pre-Approval of Fees

The Audit Committee must pre-approve all services to be performed for us by our independent auditors. Pre-approval is granted usually at regularly scheduled meetings of the Audit Committee. If unanticipated items arise between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve services, in which case the Chair communicates such pre-approval to the full Audit Committee at its next meeting. The Audit Committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During the years ended December 31, 2024 and 2025, all services billed by Deloitte were pre-approved by the Audit Committee in accordance with this policy.

Cryoport Inc	35	2026 Proxy Statement

Audit Committee Report

The Audit Committee has furnished the following report on the Company’s audit procedures and its relationship with its independent registered public accounting firm, Deloitte, for 2025.
The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
Deloitte also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte that firm’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2025 Annual Report.
Respectfully submitted by the Audit Committee:

Linda Baddour (Chair)
Daniel M. Hancock
Ramkumar Mandalam, Ph.D.
Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

Cryoport Inc	36	2026 Proxy Statement

Proposal 3 To approve, on an advisory basis, the compensation of the named executive officers

As required by Section 14A of the Exchange Act, we provide our stockholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote is commonly referred to as a “say-on-pay” proposal.
We encourage our stockholders to read the “Compensation Discussion and Analysis” section in this Proxy Statement, which describes how our executive compensation programs are designed to motivate our executive officers to enhance stockholder value, provide a fair reward for this effort and stimulate our executive officers’ professional and personal growth. The Company seeks to provide near-term and long-term financial incentives that align the executive officers’ interest with those of the stockholders and focus executive officer behavior on the achievement of near-term corporate goals, as well as long-term business objectives and strategies. We believe that this alignment between executive compensation and stockholder interests has driven corporate performance over time.
Accordingly, the Board is asking our stockholders to approve the following non-binding, advisory resolution at the Annual Meeting:
“RESOLVED, that the stockholders of the Company APPROVE, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and the Company’s executive compensation principles, policies, and procedures.
As advised by our stockholders at the 2025 Annual Meeting of Stockholders and approved by our Board, the say-on-pay vote is planned to be held annually until the next required vote on the frequency of future say-on-pay votes.
Required Vote
Approval of this proposal and the adoption of this say-on-pay resolution requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

Cryoport Inc	37	2026 Proxy Statement

Proposal 4 To approve an amendment to the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan to, among other things, increase the number of authorized shares under the plan

General Information
The Company’s Board of Directors adopted the Cryoport, Inc. 2018 Omnibus Equity Incentive Plan (the “2018 Plan”) on March 27, 2018. The 2018 Plan was approved by the Company’s stockholders at the Company’s 2018 Annual Meeting. The 2018 Plan was subsequently amended by the first amendment to the 2018 Plan (the “First Amendment”) that became effective on February 25, 2021. The changes made to the 2018 Plan by the First Amendment were clarifying and administrative in nature and did not require stockholder approval. The 2018 Plan was further amended by a second amendment (the “Second Amendment”) that became effective upon stockholder approval at the Company’s 2021 Annual Meeting of Stockholders. The Second Amendment increased the total number of shares reserved and available for grant under the 2018 Plan by an additional 2,850,000 shares. The 2018 Plan was again amended by a third amendment (the “Third Amendment”) that became effective upon stockholder approval at the Company’s 2024 Annual Meeting of Stockholders. The Third Amendment increased the total number of shares reserved and available for grant under the 2018 Plan by an additional 2,500,000 shares.
As of December 31, 2025, 2,437,831 shares remained available for grant under the 2018 Plan and the Company expects these remaining shares will be depleted by December 31, 2026. In order to continue to have an appropriate supply of shares available for grant under the 2018 Plan, on March 12, 2026, the Board adopted, subject to stockholder approval, an amendment to the 2018 Plan that would, among other things, increase the total number of shares of common stock reserved and available for grant by an additional 4,275,000 shares (the “Fourth Amendment”). If stockholder approval is obtained, the Fourth Amendment will be effective as of June 5, 2026, the date of the Annual Meeting.
Board Rational. The Board believes that the increase in the number of shares available under the 2018 Plan is necessary to allow the Company to continue to provide a competitive equity compensation program to all eligible employees. The Company's equity compensation program is a critical component of compensation used to attract, motivate, and retain the talent required to execute on the Company’s strategy and support its long-term growth.
In addition to increasing the number of shares of common stock available for grant under the 2018 Plan, the Fourth Amendment also: (i) extends the life of the 2018 Plan to the tenth anniversary of the date of the Annual Meeting; and (ii) eliminates the 2018 Plan’s “liberal share recycling” provisions.
If the Fourth Amendment is not approved by the Company’s stockholders, awards will continue to be made under the 2018 Plan as currently in effect to the extent shares are available.

Cryoport Inc	38	2026 Proxy Statement

Proposal 4

Dilution Under the 2018 Plan
The following includes aggregated information regarding the overhang and dilution associated with the 2018 Plan and the potential stockholder dilution that would result if the Fourth Amendment is approved by the Company’s stockholders. This information is as of December 31, 2025. As of that date, there were approximately 49,850,793 shares of common stock outstanding:
•	Outstanding full-value awards (RSRs): 1,083,194 (1.8% of our fully-diluted shares outstanding);
•
Outstanding stock options: 5,699,444 shares (9.6% of our fully-diluted shares outstanding) (outstanding stock options have a weighted average exercise price of $16.73 and a weighted average remaining term of 3.4 years);

•	The total number of shares of common stock subject to outstanding awards: 6,782,638 shares (11.5% of our fully-diluted shares outstanding);
•	Total shares of common stock available for future awards under the 2018 Plan: 2,437,831 shares (4.1% of our fully-diluted shares outstanding);
•
The total number of shares of common stock subject to outstanding awards (6,782,638 shares), plus the total number of shares available for future awards under the 2018 Plan (2,437,831 shares), represents a current fully-diluted overhang percentage of 15.6% (in other words, the potential dilution of our stockholders represented by the 2018 Plan); and

•
If the Fourth Amendment is approved by the Company’s stockholders, the total shares of common stock subject to outstanding awards as of December 31, 2025 (6,782,638 shares), plus the shares remaining available for future awards under the 2018 Plan (2,437,831 shares), plus the proposed new shares available for issuance under the 2018 Plan as amended by the Fourth Amendment (4,275,000 shares), represent a total fully-diluted overhang of 13,495,469 shares (21.3% of our fully-diluted shares outstanding) under the 2018 Plan.

For the years ended December 31, 2023 through December 31, 2025, we granted awards under the 2018 Plan as follows:

	Equity Compensation Usage
	2023	2024	2025	3-Year Avg.
Options	432,990	342,531	523,684	433,068
RSRs	667,319	460,599	689,893	605,937
Total Awards	1,100,309	803,130	1,213,577	1,039,005
Gross Usage (% Outstanding)	2.26%	1.63%	2.42%	2.10%
Adjusted Gross Usage (% Outstanding)[1]	1.88%	1.32%	2.01%	1.73%
Weighted Average Shares Outstanding	48,737,377	49,349,624	50,071,665	49,386,222
Number of people eligible to participate in the 2018 Plan	895	922	568	795

[1]
Adjusted Gross Usage normalizes for the difference in grant date fair value between options and RSRs. Adjusted usage rate reflects grant date fair value of awards granted as a percent of company market capitalization at the time of grant.

In determining the number of shares to request for approval under the Fourth Amendment, our management team worked with Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, and the Compensation Committee to evaluate a number of factors.

Cryoport Inc	39	2026 Proxy Statement

Proposal 4

If the Fourth Amendment is approved by the Company’s stockholders, we intend to utilize the shares authorized to continue our practices of incenting new hires through new-hire grants and incenting key individuals through annual equity grants. Our Compensation Committee would retain full discretion under the 2018 Plan to determine the number and amount of awards to be granted under the 2018 Plan, subject to the terms of the 2018 Plan, and future benefits that may be received by participants under the 2018 Plan are not determinable at this time.
As noted above, as of December 31, 2025, 2,437,831 shares remained available for future awards under the 2018 Plan. If the Fourth Amendment is approved by the Company’s stockholders, as of the effective date of the Fourth Amendment (June 5, 2026), a total of 6,712,831 shares (comprised of the 2,437,831 shares that remained available for future awards as of December 31, 2025, plus the newly added 4,275,000 shares), less any shares subject to awards granted between December 31, 2025 and June 5, 2026, will be available for future awards under the 2018 Plan (subject to the terms of the 2018 Plan, including adjustments for changes in capitalization and the share counting/recycling provisions).
We believe that we have demonstrated a commitment to prudent equity compensation practices. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our allocation of equity incentive compensation. Our equity compensation practices are designed to be competitive and consistent with market practices and to support retention, performance, and alignment with stockholders. We believe our historical share usage has been responsible and mindful of stockholder interests, including:
1.
Disciplined equity usage rate: We have maintained a disciplined approach to equity usage amidst significant stock price volatility. This is illustrated by the Company maintaining a gross usage rate in the range of 1.63% - 2.42% over the past three years (and a net usage rate, which offsets gross usage with awards forfeited or expired during the period, of 0.45% to 1.78% during the same period), which required reducing grant value from $18.3 million in 2023 to $6.7 million in 2025 (based on the number of awards granted multiplied by the weighted average fair value of such awards, in each case). The Company works with its compensation consultant to regularly evaluate how the Company’s equity usage compares to market practice.

2.
Principled use of stock options: We have provided the majority of executives’ long-term incentives tied to stock performance in the form of premium-priced stock options, where value cannot be realized unless share price increases by more than 10% from the stock price on the date of grant, thereby directly aligning participants’ interests with those of stockholders.

3.	Managing dilution:
•	The Company’s outstanding dilution (outstanding equity awards as a percentage of fully-diluted shares outstanding) has decreased from 14.3% as of December 31, 2023 to 11.5% as of December 31, 2025.
•
Starting in 2021, the Company switched from granting options that expire 10 years after issuance to granting options that expire 7 years after issuance as one means of managing dilution and is expected to further reduce dilution over time; notably, as of December 31, 2025, there were 1,446,270 options outstanding that were issued more than seven years ago, which represents 2.4% of our fully-diluted shares outstanding as of December 31, 2025. Such awards will expire by December 31, 2028.

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4.
Stockholder proposal is reasonably sized: We believe that the additional shares from the Fourth Amendment will be sufficient to cover the Company’s equity compensation needs for two or three years and will allow the Company sufficient flexibility to execute its long-term strategy while ensuring stockholders have an opportunity to regularly indicate their support.

5.
Elimination of Liberal Share Recycling Provision: As we continue to evaluate and implement improvements to our equity compensation program, and the Fourth Amendment eliminates the “liberal share recycling” provisions from the 2018 Plan to provide maximum transparency to stockholders of the Company’s share usage. If the Fourth Amendment is approved, the following shares will be counted against the number of shares available under the 2018 Plan (and will not be added back to the shares available for grant under the share counting provisions): (i) shares tendered by a participant in payment of the grant or exercise price of an option or other award, (ii) shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award, (iii) shares not issued or delivered as a result of the net settlement of an outstanding option or stock appreciation right, or (iv) shares purchased on the open market with the cash proceeds from the exercise of options.

6.
Continued Incorporation of Best Pay Governance Practices: The 2018 Plan includes a number of features that are widely considered to be best practices in compensation or corporate governance. The 2018 Plan is administered by the Compensation Committee, which is comprised solely of directors who are “independent” based on the standards set forth by NASDAQ. The 2018 Plan includes limits on awards to non-employee directors. All options or stock appreciation rights must have an exercise price that is at least 100% of the fair market value of the common shares on the date of grant. The 2018 Plan prohibits the Company from repricing stock options or stock appreciation rights without shareholder approval. The 2018 Plan prohibits the payment of current dividends or dividend equivalents on unvested awards. The 2018 Plan also does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under an equity plan) and does not provide for any tax gross-ups or tax reimbursement in connection with any type of equity award that may be granted under its terms.

The closing price of our common stock, as reported on The Nasdaq Capital Market on March 12, 2026 was $7.72 per share. If the Fourth Amendment is approved by the Company’s stockholders, we anticipate filing a Form S-8 registration statement with the SEC shortly after the Annual Meeting to register the shares authorized for issuance under the Fourth Amendment.
SUMMARY OF 2018 PLAN
The following is a summary of the material terms of the 2018 Plan, as amended by the First Amendment, Second Amendment, Third Amendment and the proposed Fourth Amendment. The summary is qualified by reference to the full text of the 2018 Plan, as amended by the proposed Fourth Amendment, a copy of which is attached to this Proxy Statement as Appendix A. Capitalized terms used in the summary below but not defined therein have the meanings given to such terms in the 2018 Plan.
Administration
The 2018 Plan is administered by the Compensation Committee. At all times during which the Compensation Committee is administering the 2018 Plan it shall be comprised of at least two (2) members of the Board. Each Compensation Committee member must be a “non-employee director” as defined in Rule 16b-3 of the Exchange Act if required to meet the conditions for exemption from Section 16(b) of the Exchange Act and “independent” for purposes of for purposes of the applicable NASDAQ Listing Rules. The Compensation

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Committee, by majority action, is authorized to interpret the 2018 Plan, to prescribe, amend, and rescind rules and regulations relating to the 2018 Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the 2018 Plan, to the extent they are not inconsistent with the 2018 Plan.
The Compensation Committee shall have the authority, in its sole discretion, to determine: (a) the participants who are entitled to receive awards under the 2018 Plan; (b) the types of awards; (c) the times when awards shall be granted; (d) the number of awards; (e) the purchase price or exercise price, if any, and the period(s) during which such awards shall be exercisable (whether in whole or in part); (f) the restrictions applicable to awards; (g) the form of each award agreement, which need not be the same for each participant; (h) the other terms and provisions of any award, which need not be the same for each participant, including, but not limited to, whether and to what extent, and in what circumstances an award may be settled in cash, stock, other awards, or other property or whether an award may be cancelled, forfeited, exchanged or surrendered; (i) the schedule for lapse of restrictions or limitations and accelerations or waivers thereof, based in each case on such considerations as the Compensation Committee deems appropriate; (j) whether to establish, adopt or revise any rules and regulations as it deems necessary or advisable to administer the 2018 Plan; (k) whether to correct any defects and reconcile any inconsistencies in the 2018 Plan or any award agreement; and (l) the rules, procedures, regulations, or subplans that it deems necessary or appropriate to interpret and administer the 2018 Plan in foreign countries for participants providing services outside of the United States.
Stock Subject to 2018 Plan
The total number of shares of stock available for grant under the 2018 Plan, as amended by the proposed Fourth Amendment, will be 14,625,000, subject to adjustment upon the occurrence of any of the events described in the 2018 Plan. The shares of common stock to be delivered under the 2018 Plan may consist, in whole or in part, of authorized but unissued stock or shares purchased on the open market or treasury stock not reserved for any other purpose.
Solely for purposes of calculating the number of shares available for grant under the 2018 Plan, the following share counting rules shall apply:
•	The number of shares of available for grant under the 2018 Plan shall be reduced by one share for each share subject to awards granted under the 2018 Plan.
•
If any award granted under the 2018 Plan, or any award outstanding under any Prior Plan (as defined in the 2018 Plan) after the effective date terminates, expires, or lapses for any reason, or is settled in cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such award, then in each such case, the number of shares subject to such award shall again be available or added to the shares available for grant under the 2018 Plan on a one-for-one basis.

•
If the Fourth Amendment is approved by the Company’s stockholders, the following shares shall be counted against the number of shares available under the 2018 Plan and shall not be added back to the shares available for grant under 2018 Plan: (i) shares tendered in payment of the grant or exercise price of an option or other award; (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to an award; (iii) shares not issued or delivered as a result of the net settlement of an outstanding option or SAR; or (iv) shares purchased on the open market with the cash proceeds from the exercise of options.

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Individual Limitations on Awards
Subject to adjustment: (i) the maximum number of shares of stock that may be granted to any one participant during any one calendar year with respect to one or more stock option or SAR awards is 1,000,000; (ii) the maximum number of shares of stock that may be granted to any one participant during any one calendar year with respect to one or more awards other than stock option or SAR awards is 1,000,000.
Non-Employee Director Compensation Limit
The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year as a non-employee director, shall not exceed $750,000.
Eligibility
All employees, officers, non-employee directors of, and consultants to, the Company or an Affiliate, as determined by the Compensation Committee, are eligible to participate in the 2018 Plan. As of December 31, 2025, there were approximately 563 employees, including officers, and five non-employee directors eligible to participate in the 2018 Plan. The Company also uses the services of advisors and consultants, but the Company has a long-standing practice of not granting awards under the 2018 Plan to its advisors and consultants, and at this time does not foresee changing that practice.
Awards Available Under the 2018 Plan
The following types of awards may be granted pursuant to the 2018 Plan: options, SARs, RSRs, restricted stock, performance share units, performance shares, performance cash awards, stock grant awards, and stock unit awards.
Stock Options. The Compensation Committee may grant incentive stock options and nonqualified stock options under the 2018 Plan. Incentive stock options will be granted only to participants who are employees. The exercise price of all options granted under the 2018 Plan will be at least 100% of the fair market value of Company stock on the grant date. No option may be exercised more than ten (10) years from the grant date. The Compensation Committee will determine the methods by which the exercise price of an option may be paid, including, without limitation, cash, previously acquired shares of stock, any net-issuance arrangement, any broker-assisted “cashless exercise” arrangement, or by a combination thereof. A participant will have no rights as a stockholder with respect to options until the record date of the stock purchase.
Restricted Stock Rights. The Compensation Committee may grant RSR awards under the 2018 Plan. An RSR award gives the participant the right to receive a specified number of shares of stock, or cash equal to the fair market value of a specified number of shares of stock, subject to such conditions and/or restrictions as the Compensation Committee may impose. Settlement of the award will not occur until the specified conditions and/or restrictions lapse. The restrictions typically involve the achievement of specified performance goals and/or the continued employment of the participant until a specified date. As a general rule, if a participant terminates employment when the RSRs are subject to restrictions, the participant forfeits the unvested RSRs. During the period of restriction, participants holding RSRs have no voting rights with respect to the award.

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Restricted Stock. The Compensation Committee may grant restricted stock under the 2018 Plan. A restricted stock award gives the participant the right to receive a specified number of shares of stock at a purchase price determined by the Compensation Committee (including and typically zero). Restrictions limit the participant’s ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. The restrictions will lapse in accordance with a schedule or other conditions as determined by the Compensation Committee. As a general rule, if a participant terminates employment when the restricted stock is subject to restrictions, the participant forfeits the unvested restricted stock.
Performance Shares. The Compensation Committee may grant performance share awards under the 2018 Plan. A performance share award grants the participant the right to receive a specified number of shares depending on the satisfaction of any one or more performance goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Compensation Committee.
Performance Share Units. The Compensation Committee may grant performance share unit awards under the 2018 Plan. A performance share unit award gives the participant the right to receive a specified number of shares of stock, cash, or a combination thereof, depending on the satisfaction of any one or more performance goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Compensation Committee.
Performance Cash Awards. The Compensation Committee may grant performance cash awards under the 2018 Plan. A performance cash award gives the participant the right to receive an amount of cash depending on the satisfaction of any one or more performance goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Compensation Committee.
Stock Appreciation Rights. The Compensation Committee may grant SARs under the 2018 Plan. A SAR gives the participant the right to share in the appreciation in value of one (1) share of stock of the Company. Appreciation is calculated as the excess of (i) the fair market value of a share of common stock on the settlement date over (ii) the base value of the SAR, which may not be less than the fair market value of a share of common stock on the grant date. Payment for SARs shall be made in cash or shares, or a combination thereof. Each SAR shall expire at such time or times specified by the Compensation Committee, provided that all SARs shall last no later than ten (10) years from the grant date.
Stock Grant Awards. The Compensation Committee may grant stock grant awards under the 2018 Plan. A stock grant award gives the participant the right to receive (or purchase at such price as determined by the Compensation Committee) a designated number of shares of stock free of any vesting restrictions. The purchase price, if any, for a stock grant award shall be payable in cash or other form of consideration acceptable to the Compensation Committee. A stock grant award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.
Stock Unit Awards. The Compensation Committee may grant stock unit awards under the 2018 Plan. A stock unit award gives the participant the right to receive a designated number of shares of stock, or a cash payment equal to the fair market value (determined as of a specified date) of a designated number of shares of stock, in the future free of any vesting restrictions. A stock unit award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

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Restrictions
The Compensation Committee may impose such restrictions on any awards under the 2018 Plan as it may deem advisable, including restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Company’s common stock is then listed and under any blue sky or state securities law applicable to the awards.
Change in Control
The 2018 Plan generally calls for “double trigger” vesting following the closing of a transaction that results in a change in control. In other words, a participant’s unvested awards will become fully exercisable and/or vested if the participant incurs a termination of employment without cause or the participant resigns his or her employment for good reason in connection with or during the twenty-four (24) month period following a change in control.
Clawback
Every award issued under the 2018 Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or the Company’s clawback policy. By accepting an award, a participant agrees to return to the Company the full amount required by applicable law or Company policy.
Non-transferability
The Compensation Committee may, in its sole discretion, determine the right of a participant to transfer any award granted under the 2018 Plan, provided that in no event may an Award be transferred for value or consideration. Unless otherwise determined by the Compensation Committee, no award granted under the 2018 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or Title I of the Employee Retirement Income Security Act of 1974, but for the fact that it relates to an award granted under the 2018 Plan) in favor of a spouse, or, if applicable, until the termination of any period of restriction or satisfaction of performance goals for a performance period as determined by the Compensation Committee.
Adjustment Provisions
In the event of any change in the outstanding shares of stock by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Compensation Committee shall make an adjustment in: (a) the number and class of shares of stock which may be delivered under the 2018 Plan; (b) the number of shares of stock set forth in the numeric limits expressed in the 2018 Plan; and (c) the number and class of and or price of shares of stock subject to each outstanding award. Notwithstanding anything in the 2018 Plan to the contrary, in the event of such transaction or event, the Compensation Committee, in its sole discretion, may provide in substitution for any or all outstanding awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all awards so replaced. Any adjustments made pursuant to the 2018 Plan shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of incentive stock options, in a manner consistent with the requirements of Section 424(a) of the Code.

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Amendment, Modification and Termination of 2018 Plan
Subject to the Board’s right to amend or terminate the 2018 Plan at any time, the 2018 Plan will remain in effect until all awards issued under the 2018 Plan expire, terminate, are exercised or are paid in full in accordance with the 2018 Plan and any award agreement. No award may be granted under the 2018 Plan after the tenth anniversary of the date the 2018 Plan was originally approved by the Company’s stockholders. However, if the Fourth Amendment is approved by the Company’s stockholders, the life of the 2018 Plan will be extended to the tenth anniversary of the date of the Annual Meeting such that no award may be granted under the 2018 Plan after the tenth anniversary of the date of the Annual Meeting.
The Board may at any time, and from time to time, terminate, amend or modify the 2018 Plan. Any such action of the Board shall be subject to approval of the stockholders to the extent required by law, regulation or any stock exchange rule for any exchange on which shares of common stock are listed. To the extent permitted by law, the Board may delegate to the Compensation Committee the authority to approve non-substantive amendments to the 2018 Plan. Except as provided in 2018 Plan, neither the Board nor the Compensation Committee may, without the approval of the stockholders: (a) directly or indirectly reduce the purchase price, exercise price, or base value of any outstanding award; (b) increase the numeric limits set forth in 2018 Plan; (c) grant options or SARs with an exercise price or base value that is below fair market value (other than for a substitute award); (d) reprice previously granted options or SARs or take any other action that would be treated as a repricing under the rules of the NASDAQ or such other exchange on which the stock is then traded; (e) cancel any option or SAR in exchange for cash or any other award or in exchange for any option or SAR with an exercise price and/or base value that is less than the exercise price and/or base value of the original option or SAR; (f) extend the exercise period for an option or SAR beyond ten (10) years from the grant date; (g) expand the types of awards available for grant under the 2018 Plan; or (h) expand the class of individuals eligible to participate in the 2018 Plan.
Except as provided in the next sentence, no amendment, modification, or termination of the 2018 Plan or any award shall in any manner adversely affect any award previously granted under the 2018 Plan without the consent of the holder thereof. The consent of the holder of an award is not needed if the change: (a) is necessary or appropriate to conform the award to, or otherwise satisfy legal requirements (including without limitation the provisions of Section 409A of the Code); (b) does not adversely affect in any material way the rights of the holder; or (c) is made pursuant to an adjustment as provided in in the 2018 Plan.
Tax Withholding
The Company will have the power to withhold, or require a participant to remit to the Company, up to the maximum statutory amount necessary, in the applicable jurisdiction, to satisfy any federal, state, and local tax withholding requirements on any award under the 2018 Plan. To the extent that alternative methods of withholding are available under applicable laws, the Compensation Committee will have the power to choose among such methods.
Federal Income Tax Information
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2018 Plan based on federal income tax laws in effect on December 31, 2025. This summary is not intended to be exhaustive and does not describe state or local tax consequences.
As a general rule, a participant will not recognize taxable income with respect to any award at the time of grant. If a participant receives a stock grant or stock unit that is not subject to a substantial risk of

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forfeiture or a participant who receives a restricted stock grant makes the election permitted by Section 83(b) of the Code, the participant will recognize income on the award at the time of grant. Upon exercise of a nonqualified stock option, the lapse of restrictions on restricted stock, or upon the payment of SARs, RSRs, stock grants that are not subject to a substantial risk of forfeiture, stock units, performance shares, performance share units, or performance cash awards, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for the award, if any, and the fair market value of the stock or cash amount received on the date of exercise, lapse of restriction, payment, or settlement. Subject to the deduction limitations of Section 162(m) of the Code, the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the participant.
A participant who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the stock’s fair market value over the option price could be subject to the alternative minimum tax in the year of exercise (assuming the stock received is not subject to a substantial risk of forfeiture or is transferable). If stock acquired upon exercise of an incentive stock option is held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the incentive stock option will not meet the requirements of the tax and the tax consequences described for nonqualified stock options will apply.
Section 409A of the Code became effective as of January 1, 2005. If certain awards fail to comply with Section 409A, a participant must include in ordinary income all deferred compensation conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the 2018 Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the 2018 Plan in such a manner.
The Patient Protection and Affordable Care Act, which became effective in 2010, introduced a new net investment income tax. Effective January 1, 2013, dividends paid to and capital gains recognized by individuals with incomes over certain threshold amounts may be subject to an additional 3.8% tax on net investment income.
Special Rules Applicable to Officers
In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer may differ from the tax consequences described above.
Special Rules Applicable to Participants Performing Services Outside the United States
The Compensation Committee has the authority to impose different terms and conditions on awards granted to participants providing services outside of the United States in order to accommodate differences in applicable law, rules, regulations or customs in a foreign jurisdiction.

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Tax Consequences to the Company or Its Affiliates
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the Affiliate for which the participant performs services will, subject to the deduction limitations of Section 162(m) of the Code, be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code.
New Plan Benefits Table
Benefits under the 2018 Plan, as amended by the proposed Fourth Amendment, will depend on the Compensation Committee’s actions and the fair market value of the Company’s stock at various future dates. The Company has not approved any awards that are conditioned upon stockholder approval of the Fourth Amendment. Consequently, it is not possible to determine the future benefits that will be received by 2018 Plan participants.
If the proposed Fourth Amendment had been in effect in 2025, we expect that our award grants for 2025 would not have been different from those actually made in that year under the 2018 Plan. For information regarding grants made under the 2018 Plan during 2025 to our named executive officers and directors, see the sections entitled “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this Proxy Statement.
Required Vote
Approval of this proposal to amend the 2018 Plan to, among other things, increase the number of authorized shares under the plan requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of the proposal.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE FOURTH AMENDMENT TO THE 2018 PLAN TO, AMONG OTHER THINGS, INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN.

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Compensation Discussion and Analysis

Executive Compensation Philosophy
The Compensation Committee’s compensation philosophy is to provide compensation that will attract and maintain high-performing talent in our industry, motivate the Company’s executive officers to create long-term value and enhance stockholder value, provide a fair reward for their accomplishments, and stimulate our executive officers’ professional and personal growth. The Compensation Committee believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior not only on the achievement of near-term corporate goals, but also on the achievement of long-term business objectives and strategies.

The Compensation Committee evaluates the performance and compensation of executive officers annually to make sure that compensation remains competitive relative to compensation paid by companies of similar size operating in our industries, considering the Company’s relative performance and strategic goals. The Compensation Committee considers the total current and potential long-term compensation of each of our executive officers in establishing each element of compensation and views each element as related but distinct.

The Compensation Committee also believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, economic environment and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Compensation Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

Compensation Program Overview
This Compensation Discussion and Analysis section focuses on the following executives who were our named executive officers (“NEOs”) for 2025:

Name	Title
Jerrell Shelton	Chair, President and Chief Executive Officer
Robert Stefanovich	Senior Vice President, Chief Administrative Officer and Chief Financial Officer
Mark Sawicki, Ph.D.	Senior Vice President and Chief Scientific Officer, also CEO of Cryoport Systems, LLC
Edward Zecchini	Senior Vice President and Chief Digital and Technology Officer

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COMPENSATION DISCUSSION AND ANALYSIS

Each compensation program component and the rationale for it are as follows:
•	base salary that provides a fixed level of cash compensation to attract and retain skilled senior executives;
•
annual cash incentive compensation that motivates the executive officers to lead and manage the business to meet the Company’s short-and long-term objectives of responsibly delivering targeted Total Stockholder Return (TSR);

•
performance-based stock options that align executives with stockholders through gains in equity value (exercise price is set 10% higher than our closing stock price on the date of grant) and encourages retention and motivates long-term thinking to respond to the Company’s business challenges through time-based vesting over four years; and

•
restricted stock rights (RSRs) awards that align executives’ interest with stockholders’ interest through equity ownership to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees through time-based vesting over a four-year period.

Consistent with the foregoing, our executive compensation program for 2025 reflected the following:
•
“At-risk” compensation focuses executives on achievement of short- and long-term goals. The Company’s executive compensation program is primarily performance-based, for both short-term incentives (annual cash bonuses) and long-term incentives (equity awards). In 2025, a significant portion of the primary compensation (base salary, annual equity awards and target cash bonuses under our Management Incentive Plan, in each case as reflected in the “Salary,” “Stock Awards,” “Option Awards,” columns of the 2025 Summary Compensation Table and in the “Target Bonus” column of the “2025 Bonus Calculations”) of our Chief Executive Officer and our other NEOs was variable (approximately 60.5% and 46.4%, respectively), based on performance or stock price.

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COMPENSATION DISCUSSION AND ANALYSIS

•
Short-term cash incentives should be based on objective, measurable goals to drive the achievement of strong annual performance. For 2025, under the Management Incentive Plan (the “Bonus Plan”), our Chief Executive Officer was eligible for a target cash bonus equal to 100% of base salary that could be earned at 0-150% of target based on performance against annual revenue (50% weighting) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) (50% weighting). The other NEOs were eligible for target cash bonuses equal to 60% of base salary that could be earned at 0-150% of target based on performance against annual revenue (40% weighting), adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) (40% weighting), and individual (20% weighting) goals.

•
A majority of long-term incentives should be performance-based. More than 60% of our long-term incentive value was granted in the form of performance-based stock options for 2025. In 2025, long-term incentive compensation value for our Chief Executive Officer was comprised of approximately 61.5% performance-based stock options and 38.5% RSRs and for our other NEOs was comprised of approximately 62% performance-based stock options and 38% RSRs. The performance-based stock options have an exercise price that is 10% higher than our closing stock price on the date of grant, thus requiring achievement of a 10% stock price increase before the stock options begin to have realizable value to the executives, subject to the service-based vesting conditions.

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COMPENSATION DISCUSSION AND ANALYSIS

Positive Executive Compensation Practices
The following features of our compensation program are designed to align the interests of our executive team with those of our stockholders and with market best practice:

What We Do		What We Don’t Do
✔	Grant compensation that is primarily at-risk and variable	✘	Allow hedging or pledging of Company stock
✔	Subject short-term incentive compensation to measurable and rigorous goals	✘	Reprice stock options
✔	Use an independent compensation consultant	✘	Provide excessive perquisites
✔	Cap annual cash incentive payments at 150% of target and stock options do not provide value unless there is a stock price increase	✘	Provide supplemental executive retirement plans
✔	Award over 50% of long-term incentive compensation in performance-based option awards	✘	Pay tax gross-ups on a change in control
✔	Structure compensation to avoid excessive risk taking	✘	Provide “single trigger” change in control payments
✔	Provide compensation that is competitive with an industry peer group	✘	Provide excessive severance benefits
✔	Have rigorous stock ownership guidelines
✔	Have a robust recoupment policy

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COMPENSATION DISCUSSION AND ANALYSIS

Process for Determining Executive Compensation
The Compensation Committee has the sole authority and responsibility to review and determine, or recommend to the Board for determination, the compensation package of our Chief Executive Officer and other NEOs. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, the executive’s functional performance, leadership, experience and responsibilities, and the compensation of executive officers in similar positions in our peer group of companies. The Compensation Committee also considers our Chief Executive Officer’s recommendations as to the executive officers’ compensation (other than his own) based on his review of the performance of our executive officers and as to the performance goals of the Bonus Plan.

Say-on-Pay and Stockholder Engagement
As part of the Compensation Committee’s annual review of the executive compensation program, it considers the outcome of the annual advisory vote of stockholders. At the 2025 Annual Meeting of Stockholders, approximately 95% of the “say-on-pay” votes cast were in favor of the compensation of the Company’s NEOs in 2024.

During 2025, senior management of the Company presented and participated in fifteen investor conferences. Also, after every quarterly earnings call, we arrange conference calls with our top stockholders and all of the analysts covering our Company. The Company believes these discussions help further align the Company’s interests with the best interests of its stockholders.

Independent Consultant; Peer Group and Benchmarking
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) from time-to-time to review our executive compensation programs and to assess our executive officers’ base salaries, incentive opportunities, target and actual total cash, long-term incentive value and total direct compensation from a competitive standpoint. For each fiscal year, including 2025, the Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and the corporate governance rules of The NASDAQ Stock Market and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee. FW Cook has assisted the Compensation Committee in defining the appropriate market of our peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group.

In late 2022, FW Cook provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentive value and design and target total compensation for executives of comparable healthcare technology, life sciences tools and services, biotechnology, application software, data processing, and logistics companies serving the life sciences and biotechnology industries. In performing this analysis, FW Cook used a peer group of 15 companies, which was reviewed and approved by our Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

The peer group used in the analysis consisted of the following companies:

Agios Pharmaceuticals, Inc.	Manhattan Associates, Inc.	Repligen Corp
Azenta, Inc. (formerly Brooks Automation, Inc.)	Medpace Holdings, Inc.	Simulations Plus, Inc.
Biolife Solutions Inc.	Mesa Laboratories, Inc.	SPS Commerce, Inc.
Evolent Health, Inc.	Pegasystems Inc.	Veracyte, Inc.
Lantheus Holdings	Regenxbio Inc.	Verint Systems Inc

The Compensation Committee considered peer group compensation data when setting 2025 target compensation for Company executives.
The Compensation Committee uses the peer group compensation data as one of several factors in determining appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual target compensation decisions.
The Compensation Committee anticipates that it will continue to conduct similar reviews of our executive compensation practices and use independent outside consultants for similar services in the future.
Executive Compensation
Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers during the first quarter of each year (with equity grants generally made during the first quarter or early in the second quarter). During 2025, the CEO reviewed the performance and compensation of executive team members other than himself and made compensation recommendations to the Compensation Committee. In making its decisions regarding executive compensation, the Compensation Committee meets outside the presence of executive officers when making final decisions about each executive officer. The CEO is periodically present during portions of these deliberations that relate to the compensation for other executives but does not participate in discussions regarding his own pay.
The Compensation Committee believes its executive compensation programs for the fiscal year ended December 31, 2025 appropriately rewarded the executives based on the Company’s accomplishments during the year as outlined further above under ‘Our 2025 Results’ in the ‘Our Company’ section of this Proxy.

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Elements of Executive Compensation
Compensation for executives consists of three principal components: base salary, potential annual cash incentive bonus, and long-term incentives.

Base Salary
Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Each executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives within our peer group. Base salary is typically reviewed annually. The Compensation Committee believes that the base salaries paid to our executive officers during the fiscal year ended December 31, 2025 achieved the Company’s compensation objectives. Base salaries for the NEOs for 2024 and 2025 are as follows:

	2024 Base Salary ($)	2025 Base Salary ($)	Base Salary Increase in 2025 vs. 2024 (%)
Jerrell Shelton	937,918	985,802	5
Robert Stefanovich	579,075	609,187	5
Mark Sawicki, Ph.D.	579,075	609,187	5
Edward Zecchini	579,075	609,187	5

Annual Cash Incentive Bonuses
For 2025, as in prior years, executives were eligible for bonuses under the Bonus Plan, a formal incentive plan with pre-established goals and weightings, which was designed to reward achievements based upon quantitative Company and individual performance.
Per the Bonus Plan, the Company’s executive officers, and certain other non-executive officers, may be eligible to receive a cash bonus expressed as a percentage of their base salary in the event the Company achieves certain business metrics and the attainment of personal strategic objectives. For the Chief Executive Officer, fifty percent (50%) of the bonus opportunity is based on an annual revenue goal (the “Revenue Goal”) and fifty percent (50%) is based on an annual Adjusted EBITDA goal (the “Adjusted EBITDA Goal” and, collectively with the Revenue Goal, the “Base Financial Goals”). For the other NEOs, forty percent (40%) of the bonus opportunity is based on the Revenue Goal; forty percent (40%) of the bonus opportunity is based on the Adjusted EBITDA Goal; and twenty percent (20%) of the bonus opportunity is based on the attainment of personal strategic objectives, with such personal strategic objectives determined by the Compensation Committee. Under the Bonus Plan, Adjusted EBITDA is the adjusted earnings before interest, taxes, depreciation and amortization calculated in the manner reported by the Company in its public filings with the SEC. As the Company’s President and Chief Executive Officer, Mr. Shelton is responsible for developing company strategy and overseeing all of the Company’s corporate

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functions, global commercial activities and engineering and development initiatives. Because of his role and responsibilities, Mr. Shelton’s incentive payout is calculated based solely on the Base Financial Goals to closely align his compensation with the Company’s financial performance. The Compensation Committee chose revenue and Adjusted EBITDA as Base Financial Goals because it currently views these to be the best measures of the Company’s annual performance.
Bonuses can be earned at 0-150% of target, based on actual performance. Performance below the threshold level results in a 0% payout with respect to the applicable goal. The annual cash incentive compensation earned by each executive officer is determined by the Compensation Committee after the end of each fiscal year and is calculated as a percentage of the executive officer’s target annual cash incentive compensation.
The Company establishes the target amount payable under the Bonus Plan for executive officers at a level that represents a meaningful portion of the executive officers’ cash compensation. In establishing these levels, in addition to considering the incentives that the Company wants to provide to the executive officers, it also considers the annual target cash incentive compensation levels for comparable positions within our peer group and our own historical practices. The Compensation Committee established Mr. Shelton’s bonus opportunity for 2025 at 100% of his base salary and Mr. Stefanovich’s, Dr. Sawicki’s and Mr. Zecchini’s bonus opportunity at 60% of their base salaries, in each case consistent with the prior year opportunity as a percentage of base salary.
Plan Protocol
The Compensation Committee administers the Bonus Plan:
1.
At the beginning of the fiscal year, the Chief Executive Officer, with assistance from senior management, proposes Base Financial Goals and other personal strategic objectives (for executives other than himself) tied to individual results, measurement criteria and weightings, subject to review and approval by the Compensation Committee.

2.
At the beginning of the following fiscal year, the Chief Executive Officer evaluates performance levels and the achievement of the established Base Financial Goals and personal strategic objectives for all executive officers except for himself, which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants (except the Chief Executive Officer) are submitted by the Chief Executive Officer to the Compensation Committee for review.

3.
The Compensation Committee determines the bonus awards for individual participants based on the target amount payable under the Bonus Plan for such participant, the Company’s performance against the Base Financial Goals and the attainment of the participant’s personal strategic objectives, as applicable.

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2025 Plan Payout
For the fiscal year ended December 31, 2025, the Compensation Committee established Base Financial Goals and personal strategic objectives for each executive officer in March of 2025, which were revised in September of 2025 to adjust the Base Financial Goals in response to the changing economic landscape.
Achievement of Base Financial Goals
The Base Financial Goals and the payout percentages for the Base Financial Goals of the Bonus Plan for 2025 of Cryoport, Inc., which were applicable to Mr. Shelton, Mr. Stefanovich and Mr. Zecchini, were as follows:

	Base Financial Goals
	Revenue					Adjusted EBITDA
		2025 Revenue ($000)		% of Goal Achievement	Payout as % of Target		2025 Adj. EBITDA ($000)		% of Goal Achieved	Payout as % of Target
Maximum	>	$183.7	>	109%	150%	>	($4.0)	>	120%	150%
		$175.2		104%	125%		($4.3)		110%	125%
Target		$168.5		100%	100%		($4.8)		100%	100%
		$163.4		97%	75%		($5.3)		90%	75%
Threshold		$158.4		94%	50%		($6.0)		80%	50%
	<	$158.4	<	94%	0%	<	($6.0)	<	0%	0%

The following table summarizes the actual results against the target Base Financial Goals, percentage of goal achievement and actual payout percentages for the Base Financial Goals of the Bonus Plan for 2025 of Cryoport, Inc., which were applicable to Mr. Shelton, Mr. Stefanovich and Mr. Zecchini:

Financial Goal	Target ($000)	Results ($000)	% of Goal Achievement	Actual Payout as a Percent of Target
Revenue	$168.5	$176.2	105%	128%
Adjusted EBITDA	($4.8)	($5.8)	83%	57%

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The Base Financial Goals and the payout percentages for the Base Financial Goals of the Bonus Plan for 2025 of Cryoport Systems, LLC, which were applicable to Dr. Sawicki, were as follows:

	Base Financial Goals
	Revenue					Adjusted EBITDA
		2025 Revenue ($000)		% of Goal Achievement	Payout as % of Target		2025 Adj. EBITDA ($000)		% of Goal Achieved	Payout as % of Target
Maximum	>	$98.8	>	109%	150%	>	$1.3	>	200%	150%
		$94.2		104%	125%		$1.0		150%	125%
Target		$90.6		100%	100%		$ 0.7		100%	100%
		$87.9		97%	75%		$0.3		50%	75%
Threshold		$85.2		94%	50%		$-		0%	50%
	<	$85.2	<	94%	0%	<	$-	<	0%	0%

The following table summarizes the actual results against the target Base Financial Goals, percentage of goal achievement and actual payout percentages for the Base Financial Goals of the Bonus Plan for 2025 of Cryoport Systems, LLC, which were applicable to Dr. Sawicki:

Financial Goal	Target ($000)	Results ($000)	% of Goal Achievement	Actual Payout as Percent of Target
Revenue	$90.6	$90.6	100%	100%
Adjusted EBITDA	$0.7	($7.5)	N/A	0%

Achievement of Personal Strategic Objectives
Our Chief Executive Officer evaluated the NEOs actual performance against their personal strategic objectives and submitted such evaluation to the Compensation Committee. The ultimate determination of achievement of the personal strategic objectives is at the sole discretion of the Compensation Committee. The performance assessment for the other corporate objectives tied to individual results is not calculated on a line-item basis, but rather represents an overall assessment as to how the executive officer contributed to the success of the Company through and within his area of responsibility. The individual objectives are designed to be difficult to achieve at 100%. The Compensation Committee has assessed the attainment of these objectives by Mr. Stefanovich, Mr. Zecchini and Dr. Sawicki for 2025.
As the Company’s Chief Financial Officer and Chief Administrative Officer, Mr. Stefanovich is responsible for the Company’s financial strategy, reporting and compliance, financial controls, tax, treasury, legal, and human resources. Mr. Stefanovich’s personal strategic objectives for 2025 included refining the competencies of the Company’s global financial organization, improving the Company’s global financial systems, the refinement of the Company’s capital structure, further integration of our acquisitions, continued improvements in

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the Company’s financial closing and internal controls, continued expansion of management reporting capabilities to enhance business decision making and improve transparency of financial performance and external reporting to improve transparency of financial performance to investors. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Mr. Stefanovich’s actual performance against his individual objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee, which determined that the attainment level of the individual objectives for Mr. Stefanovich was 100%.
In his dual roles, as the Company’s Chief Scientific Officer and CEO of Cryoport Systems, Dr. Sawicki is responsible for oversight of all scientific and technical aspects of the Company and its subsidiaries and assuring the financial performance of Cryoport Systems. Dr. Sawicki’s personal strategic objectives for 2025 included financial performance of Cryoport Systems, the further development of business initiatives undertaken (e.g., IntegriCell, BioServices), further integration of Cryoport Systems’ acquisitions, continued improvements in Cryoport Systems’ technology advancements to improve competitive positionings, and being the scientific spokesperson for the Company. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Dr. Sawicki’s actual performance against his individual objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee, which determined that the attainment level of the individual objectives for Dr. Sawicki was 100%.
As the Company’s Chief Digital and Technology Officer, Mr. Zecchini’s Enterprise Technology Group (“ETG”) is responsible for developing the company’s digital strategy, making the company’s technology agile and supportive of the business units’ changing markets, and developing information in a format useful to the future of the Company and its subsidiaries. Mr. Zecchini’s personal strategic objectives for 2025 included creating an enterprise architecture that incorporates all business units and aligns with corporate goals, identifying and defining AI (generative artificial intelligence) projects with high impact potential, continuing to assess talent right size his organization for maximum impact and within budgetary constraints, and create a unified, efficient, and scalable ETG function. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Mr. Zecchini’s actual performance against his individual objectives, in light of his contributions detailed above, and submitted such evaluation to the Compensation Committee, which determined that the attainment level of the individual objectives for Mr. Zecchini was 100%.
Calculation of Actual Payouts
The resulting individual actual payouts as a percentage of target bonus under the Bonus Plan for 2025 were as follows:

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	Revenue Goal		Adj. EBITDA Goal		Personal Strategic Objectives		Actual Payout as % of Target Bonus
	Payout as a % of Target	% of Bonus Opportunity	Payout as a % of Target	% of Bonus Opportunity	Payout as a % of Target	% of Bonus Opportunity
Jerrell Shelton	127.8%	50%	56.6%	50%	n/a	n/a	92.2%
Robert Stefanovich	127.8%	40%	56.6%	40%	100%	20%	93.7%
Mark Sawicki, Ph.D.	100.0%	40%	0.0%	40%	100%	20%	60.0%
Edward Zecchini	127.8%	40%	56.6%	40%	100%	20%	93.7%

The resulting individual actual payouts under the Bonus Plan for 2025 were as follows:

	2025 Bonus Calculations
	Base Salary ($)	Target Bonus as % of Base Salary	Target Bonus ($)	Actual Payout as % of Target	Actual Payout ($)
Jerrell Shelton	$985,802	100%	$985,802	92.2%	$908,510
Robert Stefanovich	$609,187	60%	$365,512	93.7%	$342,016
Mark Sawicki, Ph.D.	$609,187	60%	$365,512	60.0%	$218,890
Edward Zecchini	$609,187	60%	$365,512	93.7%	$342,016

Long-Term Incentives
The long-term incentive program for the executive officers included a mix of performance-based (premium-priced) stock options and RSRs that are subject to time-based vesting. The performance-based stock options were priced at a premium of 10% above the market price on the date of grant.
The Compensation Committee believes that our long-term incentive program is an effective vehicle for the long-term element of compensation, as the awards align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with stockholders’ interests. Stock options, which have exercise prices equal to at least the fair market value of the Company’s stock on the date of grant, reward executive officers only if the stock price increases above the exercise price. The value of RSRs are impacted by both increases and decreases in stock price.
The number of equity awards granted has been based on the executive’s position, the executive’s performance in the prior year, the Company’s overall performance, the executive’s potential for continued sustained contributions to our success, and competitive market information. Based on market data provided by FW Cook, the Compensation Committee considers the equity grant levels of the peer group when recommending equity awards for executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

In 2025, long-term incentive compensation for our Chief Executive Officer comprised of approximately 61.5% performance-based stock options and 38.5% RSRs and for our NEOs, other than the Chief Executive Officer, comprised of approximately 62% performance-based stock options and 38% RSRs. The performance-based stock options granted to the executive officers in 2025 have seven-year terms and vest monthly over four years on a pro rata basis. The RSRs granted to the executive officers in 2025 vest annually over four years on a pro rata basis.
Vesting of the stock options and RSRs occur only if the executive officer is employed by the Company or an affiliate through each vesting date, unless they meet certain requirements for continued vesting.
The 2025 long-term incentive awards are summarized in the table below. The grants were made under the Company’s 2018 Omnibus Equity Incentive Plan (the “2018 Plan”). The grant date fair value of each award was determined using the Black-Scholes model for stock options and was based on the closing price of the Company’s common stock on the date of grant for RSRs. Additional information about equity awards granted in 2025 is provided below in the Grants of Plan-Based Awards table.

	2025 Long Term Incentives Grant Value
Name	Stock Options	RSRs	Total
Jerrell Shelton	$306,869	$192,300	$499,169
Robert Stefanovich	$101,604	$64,100	$165,704
Mark Sawicki, Ph.D.	$97,584	$57,690	$155,274
Edward Zecchini	$82,838	$51,280	$134,118

Additional Policies and Benefits
Equity Grant Policies. Executives’ stock options are granted with an exercise price equal to or greater than the fair market value of the Company’s common stock, which is deemed to be the closing price on the date of grant. Equity grants to executives currently are made pursuant to the Company’s 2018 Plan. Equity grants generally consist of a mix of RSRs and/or stock options. For executive-level hires, the award value is established through arm’s-length negotiation at the time of hire, taking into account the executive’s qualifications, experience and competitive market information for similar positions in the biotechnology industry, as well as the current compensation approach of the Company.

Historically, the Compensation Committee approves annual equity awards for employees, including our named executive officers, at its regularly scheduled meeting in March. The Compensation Committee typically approves grants made to new hires, including newly hired executives, on a quarterly basis at regularly scheduled meetings. We do not coordinate equity grants to the timing of releases of material non-public information. During the year ended December 31, 2025, no stock options, stock appreciation rights (“SARs”) or similar instruments were granted within four business days before or one business day after the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information.

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Restrictions on Hedging or Pledging. Our Insider Trading and Tipping Policy prohibits directors and employees (including executive officers) and certain other “Designated Outsiders” from engaging in any transactions involving any hedging or derivatives of Company securities, including trading in futures and derivative securities and engaging in hedging activities relating to Company securities, including exchange traded options, puts, calls, collars, forward sale contracts, equity swaps, exchange funds or other arrangements or instruments designed to hedge or offset decreases in the market value of Company securities. Further, our Insider Trading and Tipping Policy provides that the covered persons described above are prohibited from initiating any transactions that involve pledging any Company securities as collateral for a loan or holding Company securities as security in a margin account after the adoption of the policy.
Clawback Policy. Our Board has adopted a clawback policy providing that the Company is required to recover incentive compensation from any covered individual (except where the Board determines, in a manner consistent with the Nasdaq clawback rules, that recovery would be impracticable) if the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. The amount of excess incentive compensation includes excess incentive compensation received by any current or former executive officer (or other employee designated by the Board as covered by the policy) during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Stock Ownership Guidelines. Our Board believes that, in order to more closely align the interests of our NEOs with the long-term interests of the Company’s stockholders, all NEOs should maintain a minimum level of equity interests in the Company’s common stock. Stock ownership guidelines are based on the value of common stock owned as a multiple of base salary. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices. The current multiples are set based upon each officer’s position, as set forth below:

Position	Stock Ownership Level
Chief Executive Officer	6x base salary
Chief Financial Officer, Chief Scientific Officer, EVP, SVP or Subsidiary/Group CEO’s	3x base salary
Other Executive Officers	2x base salary

Ownership levels are expected to be achieved within five years of the guideline being applicable. NEOs are required to hold all vested equity awards earned under the Company’s equity incentive program until the stock ownership level is achieved; provided that, sales of shares made in connection with vesting of RSRs or the exercise of options, in each case, to pay the exercise price of the option or taxes incurred in connection with such event

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are permitted whether or not the individual has achieved the applicable stock ownership level. As of the Record Date, all NEOs were either in compliance with the guidelines or had additional time to achieve them.
Other Benefits. The Company provides certain additional benefits to executive officers that are also generally available to employees, including medical, dental, vision and life insurance coverage, 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend, or add to these benefits.
Post-employment Compensation. The NEOs are entitled to certain severance and change in control benefits, the terms of which are described below under “Executive Compensation—Potential Payments upon Termination or Change in Control.” While the Compensation Committee believes the severance and change in control benefits are an essential element of the overall executive compensation package and assist the Company in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the stockholders, these agreements do not factor into our decisions surrounding the executive’s cash and equity compensation.
Tax and Accounting Considerations. In connection with its determination of the various elements of compensation for our executive officers, the Compensation Committee has taken into account the impact of Section 162(m) of the Internal Revenue Code on the deductibility of compensation for federal income tax purposes. Section 162(m) limits the deductibility of compensation paid to covered employees to $1 million annually. Notwithstanding Section 162(m), the Compensation Committee has the discretion to design and implement elements of executive compensation that may not be fully deductible for income tax purposes.
Compensation Risk Assessment. The Compensation Committee considers and evaluates risks related to the Company’s cash and equity-based compensation programs and practices as well as evaluates whether the Company’s compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation. During the fiscal year ended December 31, 2025, Linda Baddour, Dr. Mandalam, Daniel M. Hancock, and Mr. Berman (prior to his passing in February 2025) served on the Compensation Committee. None of our executive officers currently serves, or during the fiscal year ended December 31, 2025 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

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Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Ramkumar Mandalam, Ph.D., Chair
Linda Baddour
Daniel Hancock

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Executive Compensation

2025 Summary Compensation Table
The following table contains information with respect to the compensation of our NEOs for the years ended December 31, 2025, 2024 and 2023 for each of the years during which such individuals were NEOs:

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Jerrell W. Shelton President and Chief Executive Officer	2025	967,845	192,300	306,869	908,510	—	2,375,524
	2024	921,169	226,197	286,376	441,128	—	1,874,870
	2023	865,597	585,729	785,432	—	—	2,236,758

Robert S. Stefanovich Senior Vice President and Chief Financial Officer	2025	597,895	64,100	101,604	342,016	14,000	1,119,615
	2024	568,734	87,285	96,603	200,475	13,800	966,897
	2023	534,437	226,037	269,203	—	13,200	1,042,877

Mark W. Sawicki, Ph.D. Chief Scientific Officer	2025	597,897	57,690	97,584	218,890	14,000	986,061
	2024	568,739	87,285	96,603	164,341	13,800	930,768
	2023	534,437	226,037	269,203	—	13,200	1,042,877

Edward Zecchini Senior Vice President and Chief Digital and Technology Officer	2025	597,895	51,280	82,838	342,016	14,000	1,088,029
	2024	474,519	158,707	181,696	200,475	25,268	1,040,665

(1)
The amounts in this column represent the dollar value of base salary earned during each fiscal year indicated. With respect to Mr. Zecchini, the amount in this column for 2024 represents the base salary earned by Mr. Zecchini as Senior Vice President and Chief Digital and Technology Officer, effective February 19, 2024.

(2)
The amounts in this column represent the aggregate grant date fair value of all RSRs awards at the date of grant calculated in accordance with FASB ASC Topic 718. The grant date fair value for RSR awards granted was determined using the closing price of the Company’s common stock on the grant date multiplied by the number of shares subject to the award.

(3)
The amounts in this column represent the aggregate grant date fair value of all stock option awards at the date of grant calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made during the years ended December 31, 2025, 2024 and 2023, see Note 17 “Stock-Based Compensation” in the consolidated financial statements included in the 2025 Annual Report.

(4)
The amounts in this column represent cash bonuses earned by the NEOs under the Bonus Plan for 2025 as discussed under the heading “Elements of Executive Compensation—Annual Cash Bonuses” in the Compensation Discussion and Analysis section.

(5)
The amounts in this column represent the match paid by the Company on behalf of such individual into the Company 401(k) plan on 100% of the first 3% of eligible compensation contributed by such individual and 50% matching on the next 2% of eligible compensation contributed by such individual. With respect to Mr. Zecchini, the amount in this column for 2024 also includes $11,468 of director fees for his service to the Company as a director prior to becoming the Chief Digital and Technology Officer of the Company in February 2024.

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2025 Grants of Plan-Based Awards Table	The following table contains information with respect to each plan-based award granted to our NEOs in 2025 under the Bonus Plan and the 2018 Plan:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Awards(1)			All Other Stock Awards: Number of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Jerrell W. Shelton	—	492,901	985,802	1,478,703
	3/14/2025				30,000			192,300
	3/14/2025					75,000	$7.05	306,869
Robert S. Stefanovich	—	182,756	365,512	548,268
	3/14/2025				10,000			64,100
	3/14/2025					25,000	$7.05	101,604
Mark W. Sawicki, Ph.D.	—	182,756	365,512	548,268
	3/14/2025				9,000			57,690
	3/14/2025					24,000	$7.05	97,584
Edward Zecchini	—	182,756	365,512	548,268
	3/14/2025				8,000			51.280
	3/14/2025					20,000	$7.05	82,838

(1)
Represents possible payouts under the Bonus Plan for 2025 as discussed under the heading “Elements of Executive Compensation—Annual Cash Incentive Bonuses” of the Compensation Discussion and Analysis section in this Proxy Statement. Actual amounts earned are reflected in the Summary Compensation Table under the “Non-Equity Incentive Compensation” column, and there are no future potential payouts related to these awards.

(2)
Each RSR award was granted under the 2018 Plan and vests 25% on March 14, 2026, March 14, 2027, March 14, 2028 and March 14, 2029, provided that in each case, the NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(3)
Each stock option award was granted pursuant to the 2018 Plan with an exercise price equal to the closing price (fair market value) + 10% of such price and will expire seven years from the grant date. These options vest with respect to one forty-eighth the total number of shares of common shares underlying the stock options monthly from the date of grant, provided that the NEO is an employee of the Company as of those dates unless he meets certain requirements for continued vesting.

(4)
This column represents the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. The grant date fair value for RSR awards granted in 2025 was determined using the closing price of the Company’s common stock on the grant date multiplied by the number of shares subject to the award. The assumptions used to calculate the grant date fair value of each stock option grant are set forth in Note 17 “Stock-Based Compensation” in the consolidated financial statements included in the 2025 Annual Report. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the executive officer.

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Outstanding Equity Awards at FISCAL YEAR-END TABLE	The following table contains information with respect to outstanding equity awards held by our NEOs as of December 31, 2025:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(9) ($)
Jerrell W. Shelton	179,007		1.87	5/6/26
	281,219		3.44	5/23/27
	278,440		8.65	3/28/28
	375,000		12.79	4/1/29
	375,000		16.93	3/30/30
	66,000		58.94	3/9/28
	57,143	3,809(1)	29.69	3/14/29
	41,905	19,047(2)	23.78	3/22/30
	14,667	18,857(3)	16.70	3/15/31
	14,063	60,937(4)	7.05	3/14/32
					6,773(5)	65,021
					13,546(6)	130,042
					11,176 (7)	107,290
					30,000(8)	288,000

Robert Stefanovich	87,188		1.87	5/6/26
	81,000		3.21	5/18/27
	66,300		8.65	3/28/28
	90,000		12.79	4/1/29
	100,000		16.93	3/30/30
	21,333	—	58.94	3/9/28
	19,603	1,307(1)	29.69	3/14/29
	14,376	6,534(2)	23.78	3/22/30
	5,031	6,469(3)	16.70	3/15/31
	4,687	20,312(4)	7.05	3/14/32
					2,614(5)	25,094
					5,227(6)	50,179
					4,312(7)	41,395
					10,000(8)	96,000

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	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(9) ($)
Mark W. Sawicki, Ph.D.	51,423		8.65	3/28/28
	89,000		12.79	4/1/29
	100,000		16.93	3/30/30
	21,333		58.94	3/9/28
	19,603	1,307(1)	29.69	3/14/29
	14,376	6,534(2)	23.78	3/22/30
	5,031	6,469(3)	16.70	3/15/31
	4,500	19,500(4)	7.05	3/14/32
					2,614(5)	25,094
					5,227(6)	50,179
					4,312(7)	41,395
					9,000(8)	86,400

Edward Zecchini	35,000		4.80	6/23/27
	35,000		9.29	5/17/28
	35,000		14.35	5/2/29
	35,000		18.02	5/1/30
	5,416		56.57	4/30/28
	13,981		22.56	4/29/29
	15,125		20.05	5/12/30
	9,148	11,762 (3)	16.70	3/15/31
	3,750	16,250(4)	7.05	3/14/32
					7,841(7)	75,274
					8,000(8)	76,800

(1)
The option was granted on March 14, 2022 and vests in monthly installments over a four-year period, provided that in each case, the NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(2)
The option was granted on March 22, 2023 and vests in monthly installments over a four-year period, provided that in each case, the NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(3)
The option was granted on March 15, 2024 and vests in monthly installments over a four-year period, provided that in each case, the NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(4)
The option was granted on March 14, 2025 and vests in monthly installments over a four-year period, provided that in each case, the NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(5)
The RSRs were granted on March 14, 2022 and vest in equal annual installments over a four-year period from the date of grant, provided that in each case, the NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(6)
The RSRs were granted on March 22, 2023 and vest in equal annual installments over a four-year period from the date of grant, provided that in each NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(7)
The RSRs were granted on March 15, 2024 and vest in equal annual installments over a four-year period from the date of grant, provided that in each NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(8)
The RSRs were granted on March 14, 2025 and vest in equal annual installments over a four-year period from the date of grant, provided that in each NEO is an employee of the Company as of those dates unless they meet certain requirements to be eligible for continued vesting.

(9)	This column is based on the closing price of the Company’s common stock as of December 31, 2025 ($9.60).

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2025 Option Exercises and Stock Vested Table
The following table sets forth information with respect to the number of stock options exercised, RSRs that vested and amounts realized by the NEOs in the year ended December 31, 2025.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)	Value Realized on Vesting ($)(2)
Jerrell W. Shelton	656,064	1,198,827	25,521	157,228
Robert Stefanovich	26,164	146,482	9,332	57,456
Mark W. Sawicki, Ph.D.			9,332	57,456
Edward Zecchini	75,000	283,125	2,614	16,756

(1)	The value realized on exercise of an option award is based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price of the option.
(2)	The value realized on vesting of RSRs is based on the closing price of the Company’s common stock on the vesting date.

Executive Employment Arrangements
Jerrell W. Shelton
As of December 31, 2025, under the terms of Mr. Shelton’s employment agreement (as amended at such time, the “Shelton Agreement”) with respect to his employment as President and Chief Executive Officer of the Company, Mr. Shelton’s annual base salary is an amount determined by the Compensation Committee of the Board of Directors. Mr. Shelton’s annual base salary was increased from $937,918 to $985,802 effective May 1, 2025. Mr. Shelton is eligible to participate in the equity incentive plans and cash bonus plans adopted by the Company from time-to-time. He is currently eligible for an incentive bonus under the Bonus Plan targeted at 100% of his annual base salary.

Mr. Shelton has agreed not to solicit or encourage or attempt to solicit or encourage any employee of the Company to leave employment with the Company during the term of the Shelton Agreement and for a period of eighteen months following the termination of the Shelton Agreement. The Shelton Agreement expires on February 15, 2027, with automatic annual renewals thereafter unless his employment has earlier terminated or either party provides not less than 180 days’ notice of his or its intention not to renew. Payments due to Mr. Shelton upon a termination of the Shelton Agreement are described below under “Potential Payments On Termination Or Change in Control.”

Robert S. Stefanovich
As of December 31, 2025, under the terms of Mr. Stefanovich’s employment agreement (as amended at such time, the “Stefanovich Agreement”) with respect to his continued employment as Senior Vice President, Chief Financial Officer and Treasurer of the Company, Mr. Stefanovich’s annual base salary is an amount determined by the Compensation Committee of the Board of Directors. Mr. Stefanovich’s annual base salary was increased

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from $579,075 to $609,187 effective May 1, 2025. Mr. Stefanovich is eligible to participate in the equity incentive plans and cash bonus plans adopted by the Company from time-to-time. He is currently eligible for an incentive bonus under the Bonus Plan targeted at 60% of his annual base salary.

Mr. Stefanovich has agreed not to solicit or encourage or attempt to solicit or encourage any employee of the Company to leave employment with the Company during the term of the Stefanovich Agreement and for a period of eighteen months following the termination of the Stefanovich Agreement. The Stefanovich Agreement expires on February 15, 2027, with automatic annual renewals thereafter unless his employment has earlier terminated or either party provides not less than 180 days’ notice of his or its intention not to renew. Payments due to Mr. Stefanovich upon a termination of the Stefanovich Agreement are described below under “Potential Payments On Termination Or Change in Control.”

Mark W. Sawicki, Ph.D.
As of December 31, 2025, under the terms of Dr. Sawicki’s employment agreement (the “Sawicki Agreement”) with respect to his continued employment as Chief Scientific Officer of the Company and Chief Executive Officer of Cryoport Systems, LLC, Dr. Sawicki’s annual base salary is an amount determined by the Compensation Committee of the Board of Directors. Dr. Sawicki’s annual base salary was increased from $579,075 to $609,187 effective May 1, 2025. Dr. Sawicki is eligible to participate in the equity incentive plans and cash bonus plans adopted by the Company from time-to-time. He is currently eligible for an incentive bonus under the Bonus Plan targeted at 60% of his annual base salary.

Dr. Sawicki has agreed not to solicit or encourage or attempt to solicit or encourage any employee of the Company to leave employment with the Company during the term of the Sawicki Agreement and for a period of 18 months following the termination of the Sawicki Agreement. The Sawicki Agreement expires on February 15, 2027, with automatic annual renewals thereafter unless his employment has earlier terminated or either party provides not less than 180 days’ notice of his or its intention not to renew. Payments due to Dr. Sawicki upon a termination of the Sawicki Agreement are described below under “Potential Payments On Termination Or Change in Control.”

Edward Zecchini
As of December 31, 2025, under the terms of Mr. Zecchini’s employment agreement (as amended at such time, the “Zecchini Agreement”) with respect to his continued employment as Senior Vice President, Chief Digital and Technology Officer of the Company, Mr. Zecchini’s annual base salary is an amount determined by the Compensation Committee of the Board of Directors. Mr. Zecchini’s annual base salary was increased from $579,075 to $609,187 effective May 1, 2025.

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Mr. Zecchini is eligible to participate in the equity incentive plans and cash bonus plans adopted by the Company from time-to-time. He is currently eligible for an incentive bonus under the Bonus Plan targeted at 60% of his annual base salary.

Mr. Zecchini has agreed not to solicit or encourage or attempt to solicit or encourage any employee of the Company to leave employment with the Company during the term of the Zecchini Agreement and for a period of eighteen months following the termination of the Zecchini Agreement. The Zecchini Agreement expires on February 19, 2027, with automatic annual renewals thereafter unless his employment has earlier terminated or either party provides not less than 180 days’ notice of his or its intention not to renew. Payments due to Mr. Zecchini upon a termination of the Zecchini Agreement are described below under “Potential Payments On Termination Or Change in Control.”

Potential Payments on Termination or Change in Control
Pursuant to the Shelton Agreement, if Mr. Shelton terminates the Shelton Agreement, he dies, or he is terminated for cause, he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated without cause or he terminates for good reason, he will be entitled to continuation of base salary for 24 months following termination and all unvested equity awards as of the date of termination shall become fully vested. All base salary payments would be paid over time in accordance with the Company’s general payroll practices.

Pursuant to the Stefanovich Agreement, if Mr. Stefanovich terminates the Stefanovich Agreement, he dies, or he is terminated for cause, he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated without cause or he terminates for good reason, he will be entitled to continuation of base salary for eighteen months following termination, payment of a portion of the COBRA premiums equal to the same proportion that the Company pays for active employees and their eligible dependents for up to eighteen months following termination, and one-year accelerated vesting of unvested equity awards; provided that, if the termination is in connection with or within twelve months of a change in control, then all unvested equity awards as of the date of termination shall become fully vested. All base salary payments would be paid over time in accordance with the Company’s general payroll practices.

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Pursuant to the Sawicki Agreement, if Dr. Sawicki terminates the Sawicki Agreement, he dies, or he is terminated for cause, he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated without cause or he terminates for good reason, he will be entitled to continuation of base salary for eighteen months following termination, payment of a portion of the COBRA premiums equal to the same proportion that the Company pays for active employees and their eligible dependents for up to eighteen months following termination, and one-year accelerated vesting of unvested equity awards; provided that, if the termination is in connection with or within twelve months of a change in control, then all unvested equity awards as of the date of termination shall become fully vested. All base salary payments would be paid over time in accordance with the Company’s general payroll practices.

Pursuant to the Zecchini Agreement, if Mr. Zecchini terminates the Zecchini Agreement, he dies, or he is terminated for cause, he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated without cause or he terminates for good reason, he will be entitled to continuation of base salary for eighteen months following termination, payment of a portion of the COBRA premiums equal to the same proportion that the Company pays for active employees and their eligible dependents for up to eighteen months following termination, and one-year accelerated vesting of unvested equity awards; provided that, if the termination is in connection with or within twelve months of a change in control, then all unvested equity awards as of the date of termination shall become fully vested. All base salary payments would be paid over time in accordance with the Company’s general payroll practices.

The 2018 Plan, the Cryoport, Inc. 2015 Omnibus Equity Incentive Plan and the Cryoport, Inc. 2011 Stock Incentive Plan each provide that if a “change in control” occurs, the Compensation Committee has the discretion to provide in the applicable option agreement that any outstanding awards shall become fully vested and exercisable.

The Company does not provide any additional payments to the NEOs upon their resignation, termination, retirement, or upon a change in control.

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Potential Payments on Termination or Change in Control
The table below reflects the value of compensation and benefits that would become payable to each of the NEOs if the NEO is terminated without cause or terminates for good reason on December 31, 2025. The amounts are based upon the NEO’s compensation as of such date and on the Company’s closing stock price on December 31, 2025 ($9.60).

Name	Cash Severance	Benefit Continuation	Equity Awards	Total
Jerrell Shelton	$1,971,604	$0	$745,741(1)	$2,717,345
Robert Stefanovich	$913,781	$13,278	$103,811(2)	$1,030,870
Mark Sawicki	$913,781	$17,488	$100,778 (2)	$1,032,047
Edward Zecchini	$913,781	$17,488	$56,955 (2)	$988,223

(1)
Represents the intrinsic value of accelerated equity awards, which would be all of the unvested equity awards as of date of termination. If Mr. Shelton retires, he is entitled to continued vesting of his outstanding equity awards if he continues to serve on the Board and if he does not continue to serve on the Board, he is entitled to 18 months accelerated vesting on unvested equity awards as of his retirement date, which would have an intrinsic value of $395,428.

(2)
Represents the intrinsic value of 12 months accelerated vesting of equity awards as of the date of termination. If the NEO is terminated without cause or terminates for good reason in connection with a change in control or within 12 months of a change in control, all of the unvested equity awards as of such date will become fully vested which would have an intrinsic value of $264,464 for Mr. Stefanovich, $252,794 for Dr. Sawicki, and $193,511 for Mr. Zecchini.

CEO Pay Ratio
To determine the ratio of the CEO’s annual total compensation to the median annual total compensation of all employees worldwide excluding the CEO, we identified the median employee as of December 31, 2024 using base salary, bonuses, and commissions, as our consistently applied compensation measure calculated for our global employee population as of such date; all foreign currencies were converted to U.S. dollars. The median employee’s 2025 total compensation, as determined in the same manner as “Total Compensation” in the Summary Compensation Table, was $64,653. Mr. Shelton’s 2025 total compensation was $2,375,524, resulting in a pay ratio of approximately 37:1.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices, different types of workforces and operate in different countries and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (millions)[7]	Adjusted EBITDA (millions)[8]
					Total Stockholder Return[5]	Peer Group Total Stockholder Return[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)
2025	$2,375,524	$2,653,792	$1,064,568	$1,154,753	$21.88	$105.18	$78.30	($5.78)
2024	$1,874,870	$962,516	$979,443	$694,812	$17.73	$101.11	($114.76)	($15.12)
2023	$2,236,758	$1,498,472	$1,042,877	$788,430	$35.30	$104.28	($99.59)	($8.30)
2022	$2,486,134	($7,379,573)	$1,113,253	($1,715,342)	$39.54	$106.56	($37.33)	$13.70
2021	$5,132,821	$9,636,047	$1,916,321	$3,122,660	$134.85	$140.28	($275.53)	$21.24

(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Shelton (our Chief Executive Officer) in the “Total” column of the Summary Compensation Table.
(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Shelton, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Shelton during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Shelton’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards Granted in the Year(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2025	$2,375,524	($499,169)	$777,437	$2,653,792
2024	$1,874,870	($512,573)	($399,781)	$962,516
2023	$2,236,758	($1,371,161)	$632,875	$1,498,472
2022	$2,486,134	($1,694,572)	($8,171,135)	($7,379,573)
2021	$5,132,821	($3,814,383)	$8,317,609	$9,636,047

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

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(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2025	$674,307	$85,500	$69,190	($51,560)	$—	$—	$777,437
2024	$203,460	($577,750)	$29,990	($55,481)	$—	$—	($399,781)
2023	$775,296	($254,012)	$92,209	$19,382	$—	$—	$632,875
2022	$886,794	($6,226,290)	$188,681	($3,020,320)	$—	$—	($8,171,135)
2021	$3,619,780	$2,441,618	$441,532	$1,814,679	$—	$—	$8,317,609

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Shelton) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Shelton) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025 and 2024, Robert Stefanovich, Mark Sawicki and Edward Zecchini; and (ii) for 2023, 2022 and 2021, Robert Stefanovich and Mark Sawicki.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Shelton), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Shelton) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Shelton) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards Granted in the Year(a)	Average Equity Award Adjustments(b)	Average Compensation Actually Paid to Non-PEO NEOs
2025	$1,064,568	($151,699)	$241,883	$1,154,753
2024	$979,443	($236,060)	($48,572)	$694,812
2023	$1,042,877	($495,240)	$240,793	$788,430
2022	$1,113,253	($612,303)	($2,216,292)	($1,715,342)
2021	$1,916,321	($1,232,621)	$2,438,960	$3,122,660

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” in the Summary Compensation Table for the applicable year.

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(b)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in the Prior Year	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2025	$204,867	$29,727	$21,218	($13,930)	$—	$—	$241,883
2024	$95,153	($137,775)	$13,094	($19,043)	$—	$—	($48,572)
2023	$283,952	($83,005)	$31,637	$8,210	$—	$—	$240,793
2022	$324,361	($1,766,265)	$64,724	($839,112)	$—	$—	($2,216,292)
2021	$1,166,153	$651,097	$147,179	$474,531	$—	$—	$2,438,960

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 1500 Life Sciences Tools & Services Industry Index.

(7)	The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.
(8)
Adjusted EBITDA is defined as net loss adjusted for net interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, cost reduction initiatives, investment income, unrealized (gain)/loss on investments, foreign currency (gain)/loss, gain on insurance claim, gain on extinguishment of debt, impairment loss, changes in fair value of contingent consideration and charges or gains resulting from non-recurring events, as applicable.

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Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our business for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•	Revenue
•	Adjusted EBITDA
•	TSR
Analysis of the Information Presented in the Pay Versus Performance Table
While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

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EXECUTIVE COMPENSATION

Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Shelton and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Shelton) is generally aligned with the Company’s cumulative TSR over the last five completed fiscal years presented in the graph. The graph also compares the Company’s cumulative TSR to the TSR of our peer group, which we have identified for this purpose as the S&P Composite 1500—Life Sciences Tools and Services. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to our NEOs is comprised of equity awards. As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program is primarily performance-based, for both short-term incentives (annual cash bonuses) and long-term incentives (equity awards).

CYRX & Peer TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2020
$10
$8
$6
$4
$2
$0
($2)
($4)
($6)
($8)
$160
$140
$120
$100
$80
$60
$40
$20
$0
$9.64
$140.28
$134.85
$3.12
$106.56
($1.72)
$39.54
($7.38)
$104.28
$1.50
$0.79
$35.30
$101.11
$0.96
$0.69
$17.73
$105.18
$2.65
$1.15
$21.88
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Avg NEO CAP ($M)
CYRX TSR
S&P Composite 1500 - Life Sciences Tools & Services (Industry) TSR

Cryoport Inc	78	2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Actually Paid and Net Loss
The amount of compensation actually paid to Mr. Shelton and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Shelton) is compared to the Company’s net loss over the last five completed fiscal years presented in the following graph.

CYRX Net Income (Loss) vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income (Loss) ($M)
$10
$8
$6
$4
$2
$0
($2)
($4)
($6)
($8)
$150
$100
$50
$0
($50)
($100)
($150)
($200)
($250)
($300)
($350)
$9.64
$3.12
($275.53)
($7.38)
($1.72)
($37.33)
$1.50
$0.79
($99.59)
$0.96
$0.69
($114.76)
$2.65
$1.15
$78.30
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Avg NEO CAP ($M)
Net Income (Loss) ($M)

Cryoport Inc	79	2026 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Actually Paid and Adjusted EBITDA
The amount of compensation actually paid to Mr. Shelton and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Shelton) is compared to the Company’s Adjusted EBITDA over the five completed fiscal years in the following graph. As described in more detail in the section “Compensation Discussion and Analysis,” the Company uses Adjusted EBITDA as one of the Base Financial Goals under the Bonus Plan.

CYRX Adjusted EBITDA vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Adjusted EBITDA (Millions)
$10
$8
$6
$4
$2
$0
($2)
($4)
($6)
($8)
$25
$20
$15
$10
$5
$0
($5)
($10)
($15)
($20)
$9.64
$3.12
$21.24
($7.38)
($1.72)
$13.70
$1.50
$0.79
($8.30)
$0.96
$0.69
($15.12)
$2.65
$1.15
($5.78)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M)
Avg NEO CAP ($M)
Adjusted EBITDA (Millions)

Cryoport Inc	80	2026 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
Compensation for non-employee directors is governed by the Company’s Compensation Committee. The following summarizes the non-employee director compensation plan in effect during the year ended December 31, 2025.

Annual Fees. Non-employee directors are paid an annual cash retainer of $70,000. In addition, non-employee directors in leadership roles will be paid the following amounts.

Chair/Lead Director	$25,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nomination and Governance Committee Chair	$10,000
Science and Technology Committee Chair	$24,000

Cash fees are paid on a quarterly basis.
Annual Grants. Each non-employee director receives, annually: (i) an option grant to purchase shares of the Company’s common stock valued at $162,500, vesting ratably on a monthly basis over one year, effective as of, with an exercise price equal to the closing price of the Company’s common stock on, the date of the annual stockholder meeting; and (ii) RSRs valued at $162,500, vesting one year after the date of the annual stockholder meeting.
Sign-On Grants. Each newly appointed or elected non-employee director share receives as an inducement, (i) an option grant to purchase shares of the Company’s common stock valued at $200,000, vesting ratably on a monthly basis over three years, effective as of, and with an exercise price equal to the closing price of the Company’s common stock on, the date the directorship commences; and (ii) RSRs valued at $200,000, vesting ratably on an annual basis over three years. Upon joining the Board, new directors are also granted a pro-rated annual grant (i.e., for the portion of year served prior to next annual stockholder meeting).

All annual and sign-on option grants include a provision that provides that if such director ceases to be a director, vested options shall lapse (to the extent not exercised) on the earlier of: (i) seven years; or (ii) three years after the date the director ceases to be a director of the Company.
Stock Ownership Guidelines. Non-employee directors’ stock ownership guidelines are based on the value of the Company’s common stock owned as a multiple of their annual retainers. The guidelines are reviewed annually and revised upward as appropriate to keep pace with competitive and good governance practices.

Cryoport Inc	81	2026 Proxy Statement

DIRECTOR COMPENSATION

Stock Ownership Multiple
Non-employee Directors	3x annual retainer

Ownership levels are expected to be achieved within five years of the guideline being applicable. If a non-employee director fails to comply with the Guidelines, the Compensation Committee may require such non-employee director to retain 100% of the after-tax value of all vested equity awards earned under the Company’s director compensation program until the guideline is achieved. As of the Record Date, all non-employee directors were either in compliance with the guidelines or had additional time to achieve them.
The following table sets forth the director compensation of the non-employee directors of the Company during the year ended December 31, 2025. Mr. Shelton, our President and Chief Executive Officer, does not receive compensation for his service on the Board of Directors.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Linda Baddour	96,722	162,498	162,573	421,793
Richard Berman(4)	108,847			108,847
Daniel Hancock	70,000	162,498	162,573	395,071
Robert Hariri, M.D., Ph.D.	94,000	162,498	162,573	419,071
Ramkumar Mandalam, Ph.D.	105,903	162,498	162,573	430,974
Ram M. Jagannath(5)	70,000	—	—	70,000

(1)	Fees earned or paid in cash as shown in this schedule represent payments and accruals for directors’ services earned during the year ended December 31, 2025.
(2)
This column represents the aggregate grant date fair value of RSRs granted during the year ended December 31, 2025 calculated in accordance with FASB ASC Topic 718 using the closing price of the Company’s common stock on the grant date multiplied by the number of shares subject to the award. As of December 31, 2025: Dr. Hariri held 23,214 unvested RSRs; Dr. Mandalam held 23,214 unvested RSRs; Mr. Hancock held 23,214 unvested RSRs and Ms. Baddour held 23,214 unvested RSRs.

(3)
This column represents the aggregate grant date fair value of stock options granted during the year ended December 31, 2025 calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made, refer to Note 17 “Stock-Based Compensation” in the consolidated financial statements included in the 2025 Annual Report. As of December 31, 2025: Dr. Hariri held unexercised options to purchase 239,450 shares of the Company’s common stock; Dr. Mandalam held unexercised options to purchase 239,450 shares of the Company’s common stock; Mr. Hancock held unexercised options to purchase 164,450 shares of the Company’s common stock and Ms. Baddour held unexercised option to purchase 106,800 shares of the Company’s common stock.

(4)	Mr. Berman passed away in February 2025.
(5)	Mr. Jagannath waived his right to receive the equity compensation to which he was entitled as a director of the Company in connection with the annual grant described above for 2024.

Cryoport Inc	82	2026 Proxy Statement

DIRECTOR COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information as of December 31, 2025, concerning the Company’s common stock that may be issued upon the exercise of options or warrants or pursuant to purchases of stock under the Company’s equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon the Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	5,699,444	$16.73	2,437,831
Equity compensation plans not approved by stockholders	—	—	N/A
Total	5,699,444	$16.73	2,437,831

(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding RSR awards, which have no exercise price.

Cryoport Inc	83	2026 Proxy Statement

Certain Relationships and Related Transactions

Since January 1, 2025, the Company did not have any transactions to which it has been a participant that involved amounts that exceeded or will exceed $120,000 and in which any of the Company’s directors, executive officers or any other “related person” as defined in Item 404(a) of Regulation S-K had or will have a direct or indirect material interest, other than:
•
In connection with the Company’s acquisition of the MVE cryobiological storage business of Chart Industries, Inc., on August 24, 2020, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Blackstone Freeze Parent L.P. (f/k/a BTO Freeze Parent L.P.) (“Blackstone Freeze Parent”), to issue and sell at closing (the “Private Placement”) for an aggregate purchase price of $275,000,000: (i) 250,000 shares of a newly designated Series C Preferred Stock at a price of $1,000 per share for $250,000,000, and (ii) 675,536 shares of the Company’s common stock for $25,000,000, and prior to the closing of the Private Placement, Blackstone Tactical Opportunities Fund - FD L.P. (“BTO FD” and together with Blackstone Freeze Parent, the “Purchasers”) assumed a portion of Blackstone Freeze Parent’s obligations thereunder. The Company paid the Purchasers $1,000,000 as reimbursement for transactional expenses incurred in connection with the Private Placement at the transaction closing date.

•
On February 5, 2021, the Purchasers converted an aggregate of 50,000 shares of Series C Preferred Stock, which resulted in the issuance of an aggregate of 1,312,860 shares of the Company’s common stock to the Purchasers. In connection with the conversion, the Company also agreed to waive its right under the certificate of designations of the Series C Preferred Stock to redeem up to 50,000 shares of the Series C Preferred Stock prior to the 180-day anniversary of October 1, 2020, the issue date of the Series C Preferred Stock.

•
Pursuant to the Securities Purchase Agreement, for so long as the Purchaser Parties hold 66.67% of the Series C Preferred Stock issued to them under the Securities Purchase Agreement, Blackstone Freeze Parent will have the right to nominate for election one member to the Board. Blackstone Freeze Parent has designated Ram M. Jagannath as its nominee, and Mr. Jagannath was appointed to the Board on October 1, 2020.

•
Holders of the Series C Preferred Stock are entitled to dividends at the rate of 4.0% per annum, paid-in-kind, accruing daily and paid quarterly in arrears when and if declared by the Board of Directors. Paid in-kind dividends accrued to the Purchasers totaled $8.0 million for the year ended December 31, 2025.

Additionally, for so long as Blackstone Freeze Parent has the right to nominate a director for election to the Board, the Purchasers have agreed to vote all of the shares of Series C Preferred Stock and shares of common stock issuable upon conversion of the Series C Preferred Stock purchased pursuant to the Private Placement or any other shares of common stock owned by the Purchasers (i) in favor of each director nominated or recommended by the Board for election at any such meeting, (ii) against any stockholder nomination for director that is not approved and

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Board or the Compensation Committee of the Board (or any successor committee, however denominated), (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (v) amendments to organizational documents in a manner that does not have an adverse effect on the holders of Series C Preferred Stock to increase the authorized shares of capital stock.
In connection with the Private Placement, the Company entered into a registration rights agreement with Blackstone Freeze Parent, which granted certain customary registration rights with respect to the Series C Preferred Stock, the common stock issuable upon conversion thereof and the common stock issued in the Private Placement. Pursuant to these rights, on December 15, 2020, the Company filed a Registration Statement on Form S-3 with the SEC to register for resale such securities.
As of the Record Date, the Purchasers held (i) 453,396 shares of the Company’s common stock and (ii) 200,000 shares of Series C Preferred Stock, which were convertible into 6,451,022 shares of the Company’s common stock. For additional information regarding the Securities Purchase Agreement and the Series C Preferred Stock, see the Company’s Current Reports on Form 8-K filed with the SEC on August 25, 2020 and October 1, 2020.
The Company has established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404(a) of Regulation S-K. These policies and procedures are generally not in writing but are evidenced by long standing principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related-party transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related-party transactions are submitted to the Audit Committee for ongoing review and oversight. We enter into related-party transactions only on terms that we believe are at least as favorable to the Company as those that we could obtain from an unrelated third party.

Cryoport Inc	85	2026 Proxy Statement

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership in the Company’s securities. Based solely on a review of such reports filed electronically with the SEC and related written representations from reporting persons, the Company believes that during 2025, all Section 16(a) filings applicable to its directors, officers, and 10% stockholders were filed on a timely basis, except for:
•	Robert Hariri, one report reporting one transaction

Cryoport Inc	86	2026 Proxy Statement

Stockholder Proposals for Next Annual Meeting

For inclusion in the proxy statement and form of proxy relating to the 2027 Annual Meeting of Stockholders of the Company, a stockholder proposal intended for presentation at that meeting, submitted in accordance with the SEC’s Rule 14a-8 under the Exchange Act, must be received by the Secretary at the Company’s corporate headquarters at 112 Westwood Place, Suite 350, Brentwood, Tennessee 37027 on or before December 23, 2026. However, in the event that the Company holds its 2027 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2026 Annual Meeting, the Company will disclose the new deadline by which stockholder proposals must be received under Item 5 of the Company’s earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.
The Company’s Amended and Restated Bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at the 2027 Annual Meeting or a stockholder proposal that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at the 2027 Annual Meeting, must be submitted in writing and received by the Secretary at the Company’s corporate headquarters no earlier than February 5, 2027 and no later than March 7, 2027. Any notice received prior February 5, 2027 or later than March 7, 2027 is untimely.
However, if the 2027 Annual Meeting is convened more than 60 days prior to or delayed by more than 30 days after the one-year anniversary of the 2026 Annual Meeting, notice by the stockholder of record to be timely must be so received no earlier than the close of business on the 120th day prior to the date of the 2027 Annual Meeting and not later than the close of business on the later of (i) the 90th day before the 2027 Annual Meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a notice by a stockholder of record.
In addition to satisfying the deadlines in the advance notice provisions of the Company’s Amended and Restated Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act to comply with the SEC’s universal proxy rules.
Please refer to the advance notice provisions of the Company’s Amended and Restated Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet Company’s Amended and Restated Bylaws’ and the SEC’s requirements for submitting a proposal or nomination, as applicable. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and any other applicable requirements.

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Other Matters

Neither the Board nor the management knows of any other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.

Cryoport Inc	88	2026 Proxy Statement

Appendix A
Cryoport, Inc.
2018 Omnibus Equity Incentive Plan

(as amended by the First Amendment (effective February 25, 2021), the Second Amendment (effective April 30, 2021),
the Third Amendment (effective May 17, 2024), and
the Fourth Amendment (effective June 6, 2026, subject to stockholder approval)
ARTICLE 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, EXPIRATION DATE
1.1 Establishment; Impact on Prior Plans. Cryoport, Inc. (the “Company”) hereby establishes the “Cryoport, Inc. 2018 Omnibus Equity Incentive Plan” (the “Plan”). The Plan will supersede and replace the Cryoport, Inc. 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) and all other Prior Plans (as defined below). The 2015 Plan and all other Prior Plans will remain in effect until all awards granted under the 2015 Plan and such Prior Plans have been exercised, forfeited, cancelled, or have otherwise expired or terminated in accordance with the terms of such awards. No awards will be made pursuant the 2015 Plan or any other Prior Plan on or after the Effective Date (as defined below).
1.2 Purpose. The purpose of the Plan is to promote the interests and long-term success of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services to the Company or any of its Affiliates (as defined below) and by motivating such persons to contribute to the continued growth and profitability of the Company and its Affiliates. The Plan seeks to achieve this purpose by providing Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Rights, Restricted Stock, Performance Shares, Performance Share Units, Performance Cash Awards, Stock Grant Awards, and Stock Unit Awards.
1.3 Effective Date. The Plan was adopted by the Company’s Board of Directors on March 28, 2018 and became effective on the date it is approved by the Company’s stockholders at the Company’s 2018 Annual Meeting (the “Effective Date”). The Fourth Amendment to the Plan became effective on the date it is approved by the Company’s stockholders at the Company’s 2026 Annual Meeting (the “Fourth Amendment Effective Date”).
1.4 Expiration Date. The Plan will expire on, and no Award may be granted under the Plan after, the tenth (10th) anniversary of the Fourth Amendment Effective Date. Any Awards that are outstanding on the tenth (10th) anniversary of the Fourth Amendment Effective Date shall remain in effect according to the terms of the Plan and the applicable Award Agreement.
ARTICLE 2
DEFINITIONS
2.1 Definitions. When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular. For purposes of this Plan, the following words and phrases will have the following meanings:
(a) “Affiliate” means: (i) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that

Cryoport Inc	A-1	2026 Proxy Statement

includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
(b) “Annual Meeting” means the dates established for the annual meetings of the Company’s stockholders pursuant to the Company’s Bylaws.
(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock Right, Restricted Stock, Performance Share, Performance Share Unit, Performance Cash, Stock Grant Award or Stock Unit Award granted pursuant to the Plan.
(d) “Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic agreement or document, evidencing an Award, regardless of whether the Participant’s signature or acknowledgement is required.
(e) “Board” means the Board of Directors of the Company, as constituted from time to time.
(f) “Cause” means, for purposes of termination of a Participant’s employment (or service), unless otherwise provided in an Award Agreement or employment or similar agreement entered by and between the Participant and the Company or an Affiliate, any one of the following: (i) gross and willful misconduct which results in material injury to the Company or an Affiliate; (ii) engaging in fraudulent conduct with respect to the Company’s or any of its Affiliates’ business or conduct of a criminal nature that may have an adverse impact on the Company’s or any of its Affiliates’ standing and reputation; (iii) the material failure or refusal of a Participant to perform the duties required of the Participant by the Board (or the Participant’s supervisor), which inappropriate failure or refusal is not cured within thirty (30) days following receipt, by Participant, of written notice from the Board (or the Participant’s supervisor) specifying the factors or events constituting such failure or refusal; (iv) the use of drugs and/or alcohol in violation of the Company’s or any Affiliates’ then current policies; or (vi) engaging in conduct that has resulted or could result in significant reputational harm to the Company or any Affiliate.
(g) “Change in Control” means, unless otherwise provided in an Award Agreement or employment or similar agreement entered by and between the Participant and the Company or any Affiliate, any one or more of the following events:
(i) the date that any one person, or more than one person acting as a group (as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. If any one person or more than one person acting as a group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered to be a “Change in Control.” This clause (i) only applies when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;
(ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the

Cryoport Inc	A-2	2026 Proxy Statement

directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;
(iii) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the Incumbent Directors of the Company then still in office who were directors of the Company at the beginning of any such period; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(iv) the date that any one person, or more than one person acting as a group (as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or
(v) the date that any person, or more than one person acting as a group (as determined in accordance with Treasury Regulation 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the most recent acquisition by such person or persons) ownership of stock of Company possessing thirty percent (30%) or more of the total voting power of the stock of Company.
The transfer of stock or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a “Change in Control” for purposes of this Plan. Additionally, a transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred until (i) any required regulatory approval, including any final non-appealable regulatory order, has been obtained, and (ii) the transaction that would otherwise constitute the “Change in Control” closes. Except as otherwise provided in an Award Agreement, a “Change in Control” shall not occur in the case of an Award that is subject to the requirements of Section 409A of the Code unless such “Change in Control” constitutes a “change in control event” as defined in Section 409A of the Code.
(h) “Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.
(i) “Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.
(j) “Committee” means the Compensation Committee or any such committee as may be designated by the Board to administer the Plan, the membership of such committee not being less than two (2) members of the Board. Each Committee member must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; and (ii) “independent” for purposes of the applicable NASDAQ Listing Rules.
(k) “Company” means Cryoport, Inc., or any successor as provided in Section 18.5.
(l) “Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an employee; provided, however, that a Consultant

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may become Participant this Plan only if he or she: (i) is a natural person; (ii) provides bona fide services to the Company or an Affiliate; and (iii) provides services that are not in connection with the offer or sale of the Company’s securities in a capital-raising transaction and do not promote or maintain a market for the Company’s securities.
(m) “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence. In the case of an Incentive Stock Option, the term “Disability” shall have the meaning ascribed to it in Section 22(e)(3) of the Code.
(n) “Effective Date” means the date on which the stockholders of the Company approve the Plan as described in Section 1.3.
(o) “Fourth Amendment Effective Date” means the date on which the stockholders of the Company approve the Plan as described in Section 1.3.
(p) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.
(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended. All references to the Exchange Act shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Exchange Act.
(r) “Fair Market Value” means the closing price of one share of Stock as reported on the NASDAQ or such other exchange on which the Stock is then traded on the date such value is determined. If the Stock is not traded on such date, the fair market value is the price on the first immediately preceding business day on which Stock was so traded.
(s) “Good Reason” means, for the purposes of termination of a Participant’s employment, unless otherwise provided in an Award Agreement or employment or similar agreement entered by and between the Participant and the Company or any Affiliate, any of the following: (i) a material, adverse change in the Participant’s authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participant’s position); (ii) a material reduction in the Participant’s base salary; or (iii) the Company’s decision to permanently relocate a Participant’s residence or the Company’s or an Affiliates’ principal business office by more than sixty (60) miles from its then current location. However, none of the foregoing events or conditions will constitute Good Reason unless the Participant provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and the participant resigns his or her employment within the (30) days following the expiration of that cure period.
(t) “Grant Date” means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.
(u) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
(v) “Non-Employee Director” means a member of the Board who, as of the Grant Date, is not an employee.
(w) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

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(x) “Option” means an Award granted pursuant to Article 6 to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.
(y) “Participant” means an individual who, as an employee, officer or Non-Employee Director of, or Consultant to, the Company, or any Affiliate, has been granted an Award under the Plan.
(z) “Performance Cash Award” means an Award granted pursuant to Article 8 evidencing the right to receive a payment in cash depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.
(aa) “Performance Criteria” means the criteria or any combination of criteria, that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant during a Performance Period. The Performance Criteria that will be used to establish Performance Goals may (but need not) include: revenue; revenue growth; earnings (including earnings before interest, taxes, depreciation and amortization); operating income; operating margin; pre- and after-tax income; cash flow (before and after dividends); cash flow per share (before and after dividends); net earnings; earnings per share; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or net assets; economic value added; share price performance; total stockholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; market penetration; geographic goals; business expansion goals; development of strategic relationships with customers and/or vendors; and development and execution on strategic acquisitions. Any of the Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies. Financial Performance Criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards.
(bb) “Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.
(cc) “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award that vests based on the attainment of Performance Goals.
(dd) “Performance Share” means an Award granted pursuant to Article 8 evidencing the right to receive a payment in the form of Stock depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.
(ee) “Performance Share Unit” means an Award granted pursuant to Article 8 evidencing the right to receive a payment in the form of Stock, cash, or a combination thereof, depending on the satisfaction of one or more Performance Goals for a particular Performance Period as determined by the Committee.
(ff) “Plan” means this Cryoport, Inc. 2018 Omnibus Equity Incentive Plan, as amended.
(gg) “Prior Plan” means the Cryoport, Inc. 2015 Omnibus Equity Incentive Plan, the Cryoport, Inc. 2011 Stock Incentive Plan, and any other similar plan adopted by the Company at any time in the past, which has not yet lapsed or expired.
(hh) “Restricted Stock” means Stock granted pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.

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(ii) “Restricted Stock Right” means an Award granted pursuant to Article 7 evidencing the right to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.
(jj) “Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code. In that limited context, “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is twenty percent (20%) or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding thirty six (36) months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period. Whether a “Separation from Service” has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
In the case of a Non-Employee Director, “Separation from Service” means that such individual has ceased to be a member of the Board.
(kk) Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any employee is a “Specified Employee” during any calendar year shall be the September 1 preceding the commencement of such calendar year.
(ll) “Stock” means the Common Stock of the Company, $0.001 par value per share.
(mm) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 6 evidencing the right to receive a payment in cash or Stock equal to the excess of the Fair Market Value of one share of Stock on the date the SAR is settled over the Fair Market Value of one share of Stock on the Grant Date.
(nn) “Stock Grant Award” means the grant of Stock pursuant to Article 9.
(oo) “Stock Unit Award” means an Award granted pursuant to Article 9 evidencing the right to receive a payment in the form of cash or Stock, or a combination thereof.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.1 General Eligibility. Awards may be made only to those Participants who are employees, officers, Consultants to, and Non-Employee Directors of, the Company or an Affiliate on the Grant Date of the Award. Awards may also be granted to prospective employees or non-employee members of the Board but no portion of any such Award will vest, become exercisable, be issued, or become effective prior to the date on which such individual begins to provide services to the Company or any Affiliate.
3.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award. No individual shall have any right to be selected to receive an Award, or having been so selected, to be selected to receive a future Award, except as otherwise provided by separate agreement, the relevant provisions of which have been approved by the Committee.

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ARTICLE 4
ADMINISTRATION
4.1 Administration by the Committee. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to: (a) interpret the Plan; (b) prescribe, amend, and rescind rules and regulations relating to the Plan; (c) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and (d) make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.
4.2 Authority of the Committee. The Committee shall have the authority, in its sole discretion, to determine: (a) the Participants who are entitled to receive Awards under the Plan; (b) the types of Awards; (c) the times when Awards shall be granted; (d) the number of Awards; (e) the purchase price or exercise price, if any, and the period(s) during which such Awards shall be exercisable (whether in whole or in part); (f) the restrictions applicable to Awards; (g) the form of each Award Agreement, which need not be the same for each Participant; (h) the other terms and provisions of any Award, which need not be the same for each Participant, including, but not limited to, whether and to what extent, and in what circumstances an Award may be settled in cash, Stock, other Awards, or other property or whether an Award may be cancelled, forfeited, exchanged or surrendered; (i) the schedule for lapse of restrictions or limitations and accelerations or waivers thereof, based in each case on such considerations as the Committee deems appropriate; (j) whether to establish, adopt or revise any rules and regulations as it deems necessary or advisable to administer the Plan; (k) whether to correct any defects and reconcile any inconsistencies in the Plan or any Award Agreement; and (l) establish any provisions, rules, procedures, regulations or subplans that the Committee deems necessary or appropriate to implement and administer the Plan in foreign countries for Participants providing services outside of the United States. The Committee shall also have the authority to modify existing Awards to the extent that such modification is within the power and authority of the Committee as set forth in the Plan. The foregoing list of powers is not intended to be complete or exclusive and, to the extent not contrary to the express provisions of the Plan, the Committee shall have such powers, whether or not expressly set forth in this Plan, that it may determine necessary or appropriate to administer the Plan.
4.3 Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine. Each Award Agreement shall set forth the extent to which a Participant shall have the right to retain and/or exercise an Award following termination of employment (or service) and the medium of payment for each Award, including, without limitation, cash, Stock, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or any combination thereof, in each case determined in accordance with rules adopted by the Committee.
4.4 Delegation. As permitted by law and the rules of the NASDAQ or such other exchange on which the Stock is then traded, the Committee may delegate any authority granted to it pursuant to the Plan; provided, that: (a) any resolution of the Committee authorizing such delegation to other Company officer(s) must, at a minimum, specify the total number of shares of Stock subject to Awards that such officer(s) may so award and the vesting schedule applicable to such Awards; and (b) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award
4.5 Decisions Binding. The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

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ARTICLE 5
STOCK SUBJECT TO THE PLAN
5.1 Number of Shares. Subject to the adjustments provided in Sections 5.2 and 5.3, the total number of shares of Stock reserved and available for grant under the Plan is 14,625,000. As provided in Section 1.1, no awards will be made pursuant to any Prior Plan on or after the Effective Date. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.
5.2 Share Counting; Lapsed Awards. The following rules shall apply solely for purposes of determining the total number of shares of Stock available for grant under the Plan:
(a) The number of shares of Stock available for grant under this Plan shall be reduced by one (1) share of Stock for each share subject to Awards granted under the Plan.
(b) If any Award granted under the Plan, or any award outstanding under any Prior Plan after the Effective Date terminates, expires, or lapses for any reason, or is settled in cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the shares subject to such Award or Prior Plan award, then in each such case, the number of shares of Stock subject to such Award or award under any Prior Plan shall again be available or added to the shares of Stock available for grant under the Plan on a one-for-one basis.
(c) Notwithstanding anything to the contrary contained herein, the following shares of Stock shall be counted against the number of shares of Stock available under the Plan and shall not be added back to the shares of Stock available for grant under Section 5.1: (i) shares of Stock tendered by a Participant in payment of the grant or exercise price of an Option or other Award, (ii) shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, or (iv) shares of Stock purchased on the open market with the cash proceeds from the exercise of Options.
(d) If the provisions of this Section 5.2 are inconsistent with the requirements of Section 422 of the Code, or any regulations promulgated thereunder, the provisions of such regulations shall control over the provisions of this Section 5.2 but only to this extent that this Section 5.2 applies to Incentive Stock Options.
(e) The Committee may adopt such other reasonable rules and procedures as it deems appropriate for determining the number of shares that are available for grant under the Plan.
5.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Committee shall make an adjustment in: (a) the number and class of shares of Stock which may be delivered under the Plan; (b) the number of shares of Stock set forth in Sections 5.1, 5.4, and 5.5 and any other similar numeric and share-denominated limit expressed in the Plan; and (c) the number and class of and or price of shares of Stock subject to each outstanding Award. Notwithstanding anything in the Plan to the contrary, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustments made pursuant to this Section 5.3 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.
5.4 Annual Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in this Plan to the contrary, and subject to adjustment as provided in Section 5.3: (a) the maximum number of shares of Stock that may be granted to any one Participant during any one calendar year with respect

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to one or more Awards granted under the Plan other than Options or SARs shall be 1,000,000; and (b) the maximum number of shares of Stock that may be granted to any one Participant during any one calendar year with respect to one or more Option or SAR Awards granted under the Plan shall also be 1,000,000.
5.5 Annual Limitation on Number of Shares Subject to Non-Employee Director Awards. Notwithstanding any provision in this Plan to the contrary, and subject to adjustment as provided in Section 5.3, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year as a Non-Employee Director, shall not exceed $750,000. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later and if a Non-Employee Director serves the Company in more than one capacity during any calendar year, the total compensation limit described in this Section 5.5 shall only apply to the compensation paid for services performed as a Non-Employee Director.
5.6 Fractional Shares. No fractional shares of Stock shall be issued pursuant to the Plan. Unless the Committee specifies otherwise in the Award Agreement or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional shares. In the event of adjustment as provided in Section 5.3, the total number of shares of Stock subject to any affected Award shall always be a whole number by rounding any fractional shares to the nearest whole share.
ARTICLE 6
STOCK OPTIONS; STOCK APPRECIATION RIGHTS
6.1 Grant of Options. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Non-Qualified Stock Options or Incentive Stock Options to such Participants and in such amounts as it shall determine.
(a) Exercise Price; No Re-pricing. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date. Notwithstanding any other provision of the Plan to the contrary, without the approval of the Company’s stockholders, an Option may not be amended, modified, or repriced to reduce the exercise price after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new Option having an exercise price below that of the Option being surrendered or exchanged, except in connection with an adjustment pursuant to Section 5.3 or, to the extent permitted by Section 409A of the Code, in connection with a Change in Control of the Company.
(b) Duration of Options. Each Option shall expire at such time or times as the Committee shall determine as of the Grant Date; provided, however, that all Options shall lapse and no longer be exercisable no later than ten (10) years from the Grant Date.
(c) Time and Conditions of Exercise. Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. The granting of an Option will impose no obligation upon the Participant to exercise such Option.
(d) Payment. As determined by the Committee, the exercise price of an Option shall be paid in full: (i) in cash; (ii) in previously-acquired Stock (through actual tender or by attestation), valued at its Fair Market Value on the date of exercise; (iii) by any net-issuance arrangement (including, in the case of a Non-Qualified Stock Option, any broker-assisted “cashless” exercise arrangement); or (iv) by a combination thereof.
6.2 Grant of Incentive Stock Options. The following additional rules shall apply to Incentive Stock Options granted pursuant to this Article 6:
(a) Employee Only. Incentive Stock Options shall be granted only to Participants who are employees.

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(b) Exercise Price. Subject to Section 6.2(f), no Incentive Stock Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.
(c) Exercise. In no event may any Incentive Stock Option be exercisable for more than ten (10) years from the Grant Date.
(d) Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:
(i) The Incentive Stock Option shall lapse ten (10) years from the Grant Date, unless an earlier time is set forth in the Award Agreement.
(ii) The Incentive Stock Option shall lapse ninety (90) days following the effective date of the Participant’s termination of employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.
(iii) If the Participant incurs a termination of employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of: (a) the scheduled expiration date of the Option; or (b) twelve (12) months after the date of the Participant’s termination of employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.
(e) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(f) Ten Percent Owners. An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of the Fair Market Value on the Grant Date and the Option is exercisable for no more than five (5) years from the Grant Date.
(g) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth (10th) anniversary of the Effective Date.
(h) Right to Exercise. Except as provided in Section 6.2(d)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
(i) Annual Limitation on Number of Shares Subject to Incentive Stock Options. The maximum number of shares of Stock available for grant under the Plan as Incentive Stock Options is the same numeric limit set forth in Section 5.1.
6.3 Grant of Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to such Participants and in such amounts as it shall determine. SARs may be granted in connection with the grant of an Option, in which case the settlement of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. SARs may also be granted independently of Options.
(a) Base Value; No Re-pricing. The base value per share of Stock subject to any SAR shall be equal to the Fair Market Value of one share of Stock on the Grant Date. Notwithstanding any other provision of

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the Plan to the contrary, without the approval of the Company’s stockholders, a SAR may not be amended, modified, or repriced to reduce the base value after the Grant Date or surrendered in consideration of or exchanged for cash, other Awards or a new SAR having a base value below that of the SAR being surrendered or exchanged, except in connection with an adjustment pursuant to Section 5.3 or, to the extent permitted by Section 409A of the Code, a Change in Control of the Company.
(b) Duration of Stock Appreciation Rights. Each SAR shall expire at such time or times as the Committee shall determine as of the Grant Date; provided, however, that all SARs shall lapse no later than ten (10) years from the Grant Date.
(c) Payment. As determined by the Committee, payment for SARs shall be made in cash, Stock, or a combination thereof at the time specified in the Award Agreement.
ARTICLE 7
RESTRICTED STOCK RIGHTS AND RESTRICTED STOCK
7.1 Grant of Restricted Stock Rights and Restricted Stock. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Rights or Restricted Stock to such Participants and in such amounts as it shall determine.
7.2 Grant of Restricted Stock Rights.
(a) Voting Rights. During the applicable period of restriction, Participants holding Restricted Stock Rights shall have no voting rights with respect to the shares subject to such Restricted Stock Rights. If the Restricted Stock Rights are settled in shares of Stock, voting rights will be available only after the issuance of the shares of Stock underlying the Award.
(b) Issuance and Restrictions. Restricted Stock Rights grant a Participant the right to receive a specified number of shares of Stock, or cash equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock, subject to such conditions and/or restrictions as the Committee may impose, which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee.
(c) Forfeiture. Except as otherwise provided in an Award Agreement, upon termination of employment (or termination of service) during the applicable period of restriction, Restricted Stock Rights that are at that time subject to restrictions shall be forfeited.
(d) Form and Timing of Payment. Payment for any vested Restricted Stock Rights shall be made in the manner and at the time designated by the Committee in the Award Agreement.
7.3 Grant of Restricted Stock.
(a) Voting Rights; Dividend Rights. Except as otherwise provided in an Award Agreement, Participants holding Restricted Stock shall have the right to vote the shares subject to such Restricted Stock as of the Grant Date for the Award. Any shares of Stock or any other property distributed as a dividend or otherwise with respect to any Award of Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions and risk of forfeiture as the underlying Restricted Stock Award.
(b) Issuance and Restrictions. Restricted Stock shall be subject to such conditions and/or restrictions, including restrictions on transferability, as the Committee may impose, which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee.
(c) Forfeiture. Except as otherwise provided in an Award Agreement, upon termination of employment (or termination of service) during the applicable period of restriction, Restricted Stock that is still subject to restrictions shall be forfeited.

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(d) Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
ARTICLE 8
PERFORMANCE SHARES, PERFORMANCE SHARE UNITS AND PERFORMANCE CASH AWARDS
8.1 Grant of Performance Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Shares to such Participants in such amounts as it shall determine. A Performance Share Award grants the Participant the right to receive a specified number of shares of Stock depending on the satisfaction of any one or more Performance Goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Committee.
8.2 Grant of Performance Share Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Share Units to such Participants in such amounts as it shall determine. A Performance Share Unit Award grants the Participant the right to receive a specified number of shares of Stock, cash, or a combination thereof, depending on the satisfaction of any one or more Performance Goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Committee.
8.3 Grant of Performance Cash. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Cash to such Participants in such amounts as it shall determine. A Performance Cash Award grants the Participant the right to receive an amount of cash depending on the satisfaction of any one or more Performance Goals. Performance may be measured on a specified date or dates or over any period or periods determined by the Committee.
8.4 Performance Goals. The Performance Goal or Goals applicable to any Performance Share, Performance Share Unit or Performance Cash Award shall be based on the Performance Criteria selected by the Committee and designated in the Award Agreement. Except as otherwise may be required by applicable law or regulation, the Committee shall retain the power to adjust the Performance Goals, the level of attainment of the Performance Goals or otherwise increase or decrease the amount payable with respect to any Award made pursuant to this Article 8.
ARTICLE 9
STOCK GRANT AND STOCK UNIT AWARDS
9.1 Grant of Stock. Subject to the provisions of the Plan, Stock Grant Awards may be granted to one or more Participants at any time and from time to time, upon such terms and condition as shall be determined by the Committee. A Stock Grant Award grants a Participant the right to receive (or purchase at such price as determined by the Committee) a designated number of shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.
9.2 Grant of Stock Units. Subject to the provisions of the Plan, Stock Unit Awards may be granted to one or more Participants at any time and from time to time, upon such terms and conditions as shall be determined by the Committee. A Stock Unit Award grants a Participant the right to receive a designated number of shares of Stock, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a designated number of shares of Stock, in the future free of any vesting restrictions. A Stock Unit Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant.

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ARTICLE 10
CHANGE IN CONTROL
10.1 Double Trigger. Except as set forth in Section 10.2, in the event the Company or any Affiliate terminates a Participant’s employment (or Board service) without Cause, or a Participant resigns his or her employment for Good Reason, in either case, in connection with or within twenty-four (24) months following a Change in Control, then, any outstanding but unvested Options, SARs, and other Awards shall become fully exercisable and vested as of the date of the Participant’s termination of employment (or service). With respect to an Award which the Company concludes is subject to (and not exempt from) the requirements of Section 409A, any actions taken by the Committee pursuant to this Section 10.1 shall be done in compliance with Section 409A of the Code.
10.2 Committee Discretion. Notwithstanding Section 10.1, the Committee shall have the authority and discretion, to provide, in an Award Agreement or thereafter, that all or part of outstanding Options, SARs, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse upon the closing a transaction that results in a Change in Control. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Article 6, the excess Options shall be deemed to be Non-Qualified Stock Options. In addition, upon, or in anticipation of, a Change in Control, the Committee may: (a) cause all (or a portion of) outstanding Awards to be cancelled and terminated as of a specified date and give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole discretion, shall determine; or (b) cause all (or a portion of) outstanding Awards to be cancelled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the Change in Control transaction documents. With respect to an Award which the Company concludes is subject to (and not exempt from) the requirements of Section 409A, any actions taken by the Committee pursuant to this Section 10.2 shall be done in compliance with Section 409A of the Code.
10.3 Participant Consent Not Required. Nothing in this Article 10 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change in Control and each provision of this Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Article 10 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Committee pursuant to this Article 10.
ARTICLE 11
NON-TRANSFERABILITY
11.1 General. The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the Plan, provided that in no event may an Award be transferred for value or consideration. Unless otherwise determined by the Committee and except as provided in Section 11.2, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the termination of any period of restriction or satisfaction of Performance Goals for a Performance Period, as determined by the Committee.
11.2 Beneficiary Designation. Notwithstanding Section 11.1, if permitted by the Committee, a Participant may designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death, and in the case of Incentive Stock Options and in accordance with Article 6, upon the Participant’s Disability. Such designation must be made in a form and substance approved by the Committee and no such designation shall be permitted for Participants providing services outside of the United States. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the

Cryoport Inc	A-13	2026 Proxy Statement

Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.
ARTICLE 12
COMPANY DISCRETION; EVIDENCE OF OWNERSHIP; CLAWBACK
12.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Affiliate.
12.2 Participant. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.
12.3 No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.
12.4 Evidence of Ownership. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock, make any book entry credits, or take any other action to evidence the ownership of shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates, book entry credits, or other evidence of ownership, is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates, book entry credits, or other evidence of ownership delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
12.5 Clawback. Notwithstanding any provision of the Plan to the contrary, in an Award Agreement, the Committee shall include provisions calling for the recapture or clawback of all or any portion of an Award to the extent necessary to comply with the Company’s Clawback Policy (adopted on November 9, 2023, as may be amended or superseded from time-to-time) or applicable law in effect on the date of the Award Agreement, including, but not limited to, the final rules issued by the Securities and Exchange Commission and the NASDAQ or such other exchange on which the Stock is then traded pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Committee also may include other clawback provisions in the Award Agreement as it determines to be appropriate. By accepting an Award, each Participant agrees to be bound by, and comply with, the terms of any such recapture or clawback provisions and with any Company request or demand for recapture or clawback.
ARTICLE 13
SUBSTITUTION OF AWARDS
Any Award may be granted under this Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an employee of the Company as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and

Cryoport Inc	A-14	2026 Proxy Statement

conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. Any Awards made pursuant to this Article 13 shall be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.
ARTICLE 14
AMENDMENT, MODIFICATION, AND TERMINATION
14.1 Amendment, Modification, Termination. The Committee may at any time, and from time to time, terminate, amend or modify the Plan; provided, however, that any such action of the Committee shall be subject to approval of the stockholders to the extent required by law, regulation or any stock exchange rule for any exchange on which shares of Stock are listed. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee the authority to approve non-substantive amendments to the Plan. Except as provided in Section 5.3, neither the Board nor the Committee may, without the approval of the stockholders: (a) directly or indirectly reduce the purchase price, exercise price, or base value of any outstanding Award, including any Option or SAR; (b) increase the numeric limits set forth in Sections 5.1, 5.4, 5.5 and any other similar numeric limit expressed in the Plan; (c) grant Options or SARs with an exercise price or base value that is below Fair Market Value on the Grant Date (other than for a substitute award granted pursuant to Article 13); (d) reprice previously granted Options or SARs or take any other action relative to an Option or SAR that would be treated as a re-pricing under the rules of the NASDAQ or such other exchange on which the Stock is then traded; (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price and/or base value that is less than the exercise price and/or base value of the original Option or SAR; (f) extend the exercise period for an Option or SAR beyond ten (10) years from the Grant Date; (g) expand the types of Awards available for grant under the Plan; or (h) expand the class of individuals eligible to participate in the Plan.
14.2 Awards Previously Granted. Except as provided in the next sentence, no amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award previously granted under the Plan without the consent of the holder thereof. The consent of the holder of an Award is not needed if the change: (a) is necessary or appropriate to conform the Award to, or otherwise satisfy legal requirements (including without limitation the provisions of Section 409A of the Code); (b) does not adversely affect in any material way the rights of the holder; or (c) is made pursuant to an adjustment as provided in Section 5.3.
ARTICLE 15
TAX WITHHOLDING
15.1 Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, up to the maximum statutory amount necessary, in the applicable jurisdiction, to satisfy any federal, state, and local tax withholding requirements on any Award under the Plan. To the extent that alternative methods of withholding are available under applicable tax laws, the Committee shall have the power to choose among such methods.
15.2 Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by: (a) using already owned shares of Stock; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the applicable withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.
15.3 Tax upon Disposition of Shares Subject to Section 422 Restrictions. In the event that a Participant disposes (whether by sale, exchange, gift, the use of a qualified domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but

Cryoport Inc	A-15	2026 Proxy Statement

for the fact that the order pertains to an Award in favor of a spouse)), of any shares of Stock of the Company that are deemed to have been purchased by the Participant pursuant to an Incentive Stock Option and that the Participant acquired within two (2) years of the Grant Date of the related Option or within one (1) year after the acquisition of such shares of Stock, the Participant will notify the secretary of the Company of such disposition no later than fifteen (15) days following the date of the disposition. Such notification shall include the date or dates of the disposition, the number of shares of Stock of which the Participant disposed, and the consideration received, if any, for such shares of Stock. If the Company so requests, the Participant shall forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.
ARTICLE 16
INDEMNIFICATION
Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him harmless.
ARTICLE 17
REQUIREMENTS OF LAW
17.1 Requirements of Law. The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. Consistent with Section 4.2, the Committee has the authority to impose different terms and conditions on Awards granted to Participants providing services outside of the United States in order to accommodate differences in applicable law, rules, regulations, or customs in a foreign jurisdiction.
17.2 Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Nevada. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be subject to ERISA.
17.3 Section 409A of the Code.
(a) General Compliance. Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Rights Awards, Performance Share Awards, Performance Share Unit Awards, Performance Cash Awards and Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto. In such cases, the Award Agreement shall include such provisions, in addition to

Cryoport Inc	A-16	2026 Proxy Statement

the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.
(b) Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, and only to the extent necessary in order to avoid the imposition of adverse tax consequences under Section 409A of the Code, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.
(c) Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.
17.4 Securities Law Compliance. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.
17.5 Other Restrictions. The Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which the Stock is then listed and under any blue sky or state securities laws applicable to such Awards.

Cryoport Inc	A-17	2026 Proxy Statement

ARTICLE 18
GENERAL PROVISIONS
18.1 Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the Committee, at any time and from time to time, may with respect to Awards other than Options or SARs, grant amounts equivalent to cash, stock or other property dividends (“Dividend Equivalents”) with respect to the number of shares of Stock covered by an Award. The Committee may, in the Award Agreement, provide that the Dividend Equivalents, if any, shall be deemed to have been reinvested in additional shares of Stock or otherwise reinvested. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an unvested Award shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Award, and shall not be paid to the Participant unless and until the underlying Award vests and is paid.
18.2 Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the claims of general creditors of the Company.
18.3 No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.
18.4 Titles and Headings. The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
18.5 Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.
18.6 Survival of Provisions. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 12.4, shall remain in full force and effect.

Cryoport Inc	A-18	2026 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

CRYOPORT, INC.
ATTN: ROBERT STEFANVICH
112 WESTWOOD PLACE, SUITE 350
BRENTWOOD, TN 37027

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 4, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CYRX2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 4, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V92774-P48515 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CRYOPORT, INC.

	For All	Withhold All	For All Except
1. To elect six directors;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Linda Baddour
02) Daniel Hancock
03) Robert Hariri, MD, PhD
04) Ram M. Jagannath
05) Ramkumar Mandalam, PhD
06) Jerrell W. Shelton

The Board of Directors recommends you vote "FOR" the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V92775-P48515

CRYOPORT, INC.
Annual Meeting of Shareholders
June 5, 2026 10:00 AM CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jerrell W. Shelton, Robert S. Stefanovich and Anthony Ippolito, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common/Preferred stock of CRYOPORT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM CDT on June 5, 2026, virtually at www.virtualshareholdermeeting.com/CYRX2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side